                                                                   EXHIBIT 10.73




                              AMENDED AND RESTATED
                                REVOLVING CREDIT
                                      AND
                            REIMBURSEMENT AGREEMENT



                                  by and among



                          CAPSTONE CAPITAL CORPORATION


                   NATIONSBANK, NATIONAL ASSOCIATION (SOUTH),
                            AMSOUTH BANK OF ALABAMA,
                        CREDIT LYONNAIS NEW YORK BRANCH,
                         NATIONAL CITY BANK, KENTUCKY,
                     CREDITANSTALT CORPORATE FINANCE, INC.,
                            THE BANK OF NOVA SCOTIA,
                             FIRST COMMERCIAL BANK,
                     THE SUMITOMO BANK, LIMITED, as Lenders

                                      and

              NATIONSBANK, NATIONAL ASSOCIATION (SOUTH), as Agent





                                 June 24, 1996

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
                                                        ARTICLE I

                                                  Definitions and Terms

1.01      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.02      Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
1.03      UCC Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                                        ARTICLE II

                                                        The Loans

2.01      Revolving Credit Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
2.02      Payment of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
2.03      Payment of Principal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
2.04      Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.05      Pro Rata Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.06      Reductions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
2.07      Increase and Decrease in Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
2.08      Conversions and Elections of Subsequent Interest
          Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
2.09      Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
2.10      Deficiency Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
2.11      Adjustments by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
2.12      Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
2.13      Extension of Revolving Credit Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
2.14      Swing Line  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                                       ARTICLE III

                                                    Letters of Credit

3.01      Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
3.02      Reimbursement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
3.03      Letter of Credit Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
3.04      Administrative Fees and Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                                                        ARTICLE IV

                                             Yield Protection and Illegality

4.01      Additional Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
4.02      Suspension of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
4.03      Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
4.04      Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
4.05      Alternate Loan and Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
4.06      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                                                                                     Page
                                                                                                                     ----

                                                        ARTICLE V

                                     Conditions of Closing, Making Loans and Issuing
                                                    Letters of Credit

5.01      Conditions of Closing, Initial Advance and
          Issuance of Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
5.02      Conditions of Further Loans and Issuance of
          Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                        ARTICLE VI

                                              Representations and Warranties

6.01      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                                       ARTICLE VII

                                                  Affirmative Covenants

7.01      Financial Reports, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
7.02      Maintain Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
7.03      Existence, Qualification, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
7.04      Regulations and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
7.05      Insurance.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
7.06      True Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
7.07      Pay Indebtedness to Lenders and Perform Other
          Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
7.08      Right of Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
7.09      Observe all Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
7.10      Covenants Extending to Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
7.11      Officer's Knowledge of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
7.12      Suits or Other Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
7.13      Environmental Reports.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
7.14      Notice of Discharge of Hazardous Material or
          Environmental Complaint . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
7.15      Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
7.16      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
7.17      ERISA Requirement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
7.18      REIT Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
7.19      Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
7.20      New Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
7.21      Swap Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

                                                       ARTICLE VIII

                                                    Negative Covenants

8.01      Consolidated Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
8.02      Consolidated Interest Coverage Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
8.03      Consolidated Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

                                                                                                                     Page
                                                                                                                     ----

8.04      Consoliated Senior Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
8.05      Consolidated Fixed Charge Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
8.06      Required Coverage Ratio.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
8.07      Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
8.08      Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
8.09      Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
8.10      Investments; Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
8.11      Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
8.12      Merger or Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
8.13      Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
8.14      ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
8.15      Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
8.16      Dissolution, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
8.17      Rate Hedging Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
8.18      Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
8.19      Investment Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
8.20      Subordinated Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
8.21      Negative Pledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

                                                        ARTICLE IX

                                            Events of Default and Acceleration

9.01      Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
9.02      Agent to Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
9.03      Cumulative Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
9.04      No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
9.05      Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
9.06      Allocation of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

                                                        ARTICLE X

                                                        The Agent

10.01     Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
10.02     Attorneys-in-fact . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
10.03     Limitation on Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
10.04     Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
10.05     Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
10.06     No Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
10.07     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
10.08     Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
10.09     Resignation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
10.10     Sharing of Payments, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
10.11     Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

                                                                                                                     Page
                                                                                                                     ----

                                                        ARTICLE XI

                                                      Miscellaneous

11.01  Assignments and Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
11.02  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
11.03  Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
11.04  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
11.05  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
11.06  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
11.07  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
11.08  Waivers by Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
11.09  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
11.10  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
11.11  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
11.12  Headings and References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
11.13  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
11.14  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
11.15  Agreement Controls . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
11.16  Usury Savings Clause . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89

EXHIBIT A    Applicable Commitment Percentages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
EXHIBIT B    Form of Assignment and Acceptance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
EXHIBIT C    Notice of Appointment (or Revocation) of Authorized Representative . . . . . . . . . . . . . . . . . . . 103
EXHIBIT D-1  Form of Borrowing Notice--Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
EXHIBIT D-2  Form of Borrowing Notice--Swing Line Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 106
EXHIBIT E    Form of Interest Rate Selection Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 108
EXHIBIT F-1  Form of Revolving Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
EXHIBIT F-2  Form of Swing Line Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 112
EXHIBIT G    Form of Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114
EXHIBIT H    Form of Opinion of Borrower's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 122
EXHIBIT I    Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 123

Schedule 1.01         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 128
Schedule 6.01(d)      Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 129
Schedule 6.01(f)      Contingent Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 130
Schedule 6.01(j)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 131
Schedule 6.01(s)      Material Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 132
Schedule 7.05         Existing Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 133
Schedule 8.10         Loans and Investments (in addition to Schedule 6.01(d)) . . . . . . . . . . . . . . . . . . . . 134

                              AMENDED AND RESTATED
                  REVOLVING CREDIT AND REIMBURSEMENT AGREEMENT


         THIS AMENDED AND RESTATED REVOLVING CREDIT AND REIMBURSEMENT AGREEMENT, dated as of June 24, 1996 (the "Agreement"), is made by and among:

         CAPSTONE CAPITAL CORPORATION, a Maryland corporation having its principal place of business in Birmingham, Alabama (the "Borrower"); and

         NATIONSBANK, NATIONAL ASSOCIATION (SOUTH), a national banking association organized and existing under the laws of the United States of America and having its principal place of business in Atlanta, Georgia ("NationsBank"), the Lenders signatory hereto and each other lender which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section 11.01 (hereinafter NationsBank and such other lenders may be referred to individually as a "Lender" or collectively as the "Lenders"); and

         NATIONSBANK, NATIONAL ASSOCIATION (SOUTH), in its capacity as agent for the Lenders (in such capacity, the "Agent");

                              W I T N E S S E T H:

         WHEREAS, the Borrower, the Agent and certain of the Lenders (the "Existing Lenders") have entered into a Revolving Credit and Reimbursement Agreement dated June 22, 1994, as amended by Amendments No. 1 through No. 5 (the "Original Agreement") pursuant to which the Existing Lenders have agreed to make available to the Borrower loans of up to $100,000,000 (the "Prior Loans"), which Prior Loans are evidenced by notes in favor of the Existing Lenders (the "Existing Notes"); and

         WHEREAS, the Borrower has requested that the Lenders amend and restate the Original Agreement in its entirety in order to make available to the Borrower a revolving credit facility of up to $150,000,000 which shall include thereunder a letter of credit facility of up to $10,000,000 and a swing line facility of $10,000,000, the proceeds of such loans to be used for general corporate purposes including the acquisition of health care properties; and

         WHEREAS, the Lenders are willing to amend and restate the Original Agreement and make such facilities available to the Borrower upon the terms and conditions set forth herein; and

         WHEREAS, all existing Subsidiaries of the Borrower have executed a Guaranty in favor of the Agent for the benefit of the Existing Lenders (collectively, the "Existing Guaranty");

         NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:

                                   ARTICLE I

                             Definitions and Terms

         1.01 Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

                 "Advance" means a borrowing under the Revolving Credit Facility consisting of the aggregate principal amount of a Base Rate Loan or a Eurodollar Rate Loan, as the case may be;

                 "Affiliate" means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Borrower; (ii) which beneficially owns or holds 5% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of the Borrower; (iii) 5% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise;

                 "Applicable Commitment Percentage" means, for each Lender, with respect to the Obligations hereunder (each a type of "credit exposure"), including its Participations and its obligations hereunder to NationsBank to acquire Participations, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's Revolving Credit Commitment and the denominator of which shall be the Total Revolving Credit Commitment, which Revolving Credit Commitment for each Lender as of the Closing Date is as set forth in Exhibit A attached hereto and incorporated herein by this reference; provided that the Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 11.01 hereof;

                 "Applicable Margin" means with respect to a Eurodollar Rate Loan that percent per annum set forth below opposite the applicable Consolidated Senior Leverage Ratio which percent shall be the Applicable Margin effective beginning on the day next following the receipt of the completed certificate delivered pursuant to Section 7.01(a)(ii) or Section 7.01(b)(ii) setting forth the Consolidated Senior Leverage Ratio as at the end of the period for which such certificate is delivered:

           Consolidated Senior
             Leverage Ratio                                Applicable Margin
             --------------                                -----------------
          Less than .55 to 1.00 but                              1 5/8%
             Greater than or Equal
             to .50 to 1.00

          Less than .50 to 1.00 but                              1 1/2%
             Greater than or Equal
             to .45 to 1.00

          Less than .45 to 1.00 but                              1 3/8%
             Greater than or Equal
             to .40 to 1.00

          Less than .40 to 1.00 but                              1 1/4%
             Greater than or Equal
             to .30 to 1.00

          Less than .30 to 1.00 but                              1 1/8%
             Greater than or Equal
             to .25 to 1.00

          Less than .25 to 1.00                                  1    %

                 "Applications and Agreements for Letters of Credit" means, collectively, the Applications and Agreements for Letters of Credit executed by the Borrower from time to time and delivered to NationsBank to support the issuance of Letters of Credit;

                 "Assignment and Acceptance" shall mean an Assignment and Acceptance in the form of Exhibit B (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 11.01;

                 "Authorized Representative" means any of the Chairman, President or Vice Presidents of the Borrower or, with respect to financial matters, the Treasurer or chief financial officer of the Borrower or any other person expressly designated by the Board of Directors of the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form attached hereto as Exhibit C;

                 "Base Rate" means the greater of (i) the Federal Funds Effective Rate plus one-half of one percent (1/2%) or (ii) the Prime Rate;

                 "Base Rate Loan" means all or portions of the Loan for which the rate of interest is determined by reference to the Base Rate;

                 "Board" means the Board of Governors of the Federal Reserve System (or any successor body);

                 "Borrowing Notice" means the notice delivered by an Authorized Representative in connection with an Advance, in the form attached hereto as Exhibit D-1;

                 "Business Day" means any day which is not a Saturday, Sunday or a day on which banks in both the States of North Carolina and New York are authorized or obligated by law, executive order or governmental decree to be closed;

                 "Capital Expenditures" means for any period the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Subsidiary during that period that are for items that would be classified in accordance with Generally Accepted Accounting Principles as "property, plant or equipment" or comparable items on the consolidated balance sheet of the Borrower, plus (ii) with respect to any Capital Lease entered into by the Borrower or its Subsidiaries during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate that rate used in the preparation of the financial statements described in Section 7.01(a) hereof), or (iii) any other item that is properly capitalized in accordance with Generally Accepted Accounting Principles, excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance;

                 "Capital Leases" means all leases which have been or should be capitalized in accordance with Generally Accepted Accounting Principles as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof;

                 "Closing Date" means the date as of which this Agreement is executed by the Borrower, the Lenders and the Agent and on which the conditions set forth in Section 5.01 hereof have been satisfied;

                 "Code" means the Internal Revenue Code of 1986, as amended, any successor provision or provisions and any regulations promulgated thereunder;

                 "Consistent Basis" in reference to the application of Generally Accepted Accounting Principles means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower referred to in Section 6.01(f)(i) hereof;

                 "Consolidated EBITDA" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the sum of, without duplication, (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense during such period, plus (iii) taxes on income during such period, plus (iv) amortization during such period, plus (v) without duplication, any depreciation during such period, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

                 "Consolidated Fixed Charge Ratio" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges;

                 "Consolidated Fixed Charges" means, with respect to Borrower and its Subsidiaries, for the periods indicated, the sum of, without duplication, (i) Consolidated Interest Expense, (ii) dividends and distributions (other than dividends payable solely in common stock of the Borrower), and (iii) required principal payments of Consolidated Indebtedness (excluding any portion of the Revolving Credit Facility);

                 "Consolidated Indebtedness" means all Indebtedness of the Borrower and its Subsidiaries, all determined on a consolidated basis;

                 "Consolidated Interest Coverage Ratio" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the ratio of (a) Consolidated Net Income plus, to the extent deducted in determining Consolidated Net Income, taxes based on income and Consolidated Interest Expense to (b) Consolidated Interest Expense;

                 "Consolidated Interest Expense" means, with respect to any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including, without limitation, fees payable in respect of a Swap Agreement) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any liabilities incurred in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

                 "Consolidated Leverage Ratio" means the ratio of Consolidated Indebtedness to Consolidated Total Capital;

                 "Consolidated Net Income" means, for any period of computation thereof, the gross revenues from operations of the

         Borrower and its Subsidiaries (including payments received by the Borrower and its Subsidiaries of (i) interest income, and (ii) dividends and distributions made in the ordinary course of their businesses by Persons in which investment is permitted pursuant to
         Section 8.10 and not related to an extraordinary event) less all operating and non-operating expenses of the Borrower and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis; but excluding as income: (i) net gains on the sale, conversion or other disposition of capital assets, (ii) net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower or its Subsidiaries, (iii) net gains on the collection of proceeds of life insurance policies, (iv) any write-up of any asset, and (v) any other net gain or credit of an extraordinary nature as determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

                 "Consolidated Senior Indebtedness" means Consolidated Indebtedness minus Subordinated Indebtedness;

                 "Consolidated Senior Leverage Ratio" means the ratio of Consolidated Senior Indebtedness to Consolidated Total Capital;

                 "Consolidated Shareholders' Equity" means, at any time as of which the amount thereof is to be determined, the sum of the following in respect of the Borrower and its Subsidiaries (determined on a consolidated basis and excluding intercompany items among the Borrower and its Subsidiaries and any upward adjustment after the Closing Date due to revaluation of assets): (i) the amount of issued and outstanding share capital, plus (ii) the amount of additional paid-in capital and retained income (or, in the case of a deficit, minus the amount of such deficit), minus, without duplication, (iii) the amount of any deferred compensation or other contra-equity account, as determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

                 "Consolidated Tangible Net Worth" means at any time as of which the amount thereof is to be determined, Consolidated Shareholders' Equity minus the sum of the following (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings): (a) the book value of all assets which would be treated as intangible assets under Generally Accepted Accounting Principles, such as (without limitation) goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized expenses, unamortized debt discount and expense, consignment inventory rights, patents, trademarks, trade names, copyrights, franchises and licenses; and (b), without duplication, all reserves (other than contingency reserves not allocated to any particular purpose), including without limitation reserves for depreciation, depletion, amortization, obsolescence, deferred income taxes, insurance and inventory valuation;

                 "Consolidated Total Capital" means the sum of Consolidated Shareholders' Equity and Consolidated Indebtedness;

                 "Contingent Obligation" of any Person means all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the consolidated financial statements (including footnotes) of such Person in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, including Statement No. 5 of the Financial Accounting Standards Board, and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations of such Person however incurred:

                           (1) to purchase such Indebtedness or other obligation
                  or any property or assets constituting security therefor;

                           (2) to advance or supply funds in any manner (i) for
                  the purchase or payment of such Indebtedness or other obligation, or (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

                           (3) to grant or convey any lien, security interest,
                  pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

                           (4) to lease property or to purchase securities or
                  other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

                           (5) otherwise to assure the owner of the Indebtedness
                  or such obligation of the primary obligor against loss in respect thereof;

         with respect to Contingent Obligations, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability as determined by Borrower's independent accountant;

                 "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder;

                 "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America;

                 "Eligible Securities" means the following obligations and any other obligations previously approved in writing by the Agent:

                           (a) Government Securities;

                           (b) the following debt securities of the following
                  agencies or instrumentalities of the United States of America if at all times the full faith and credit of the United States of America is pledged to the full and timely payment of all interest and principal thereof:

                                    (i) all direct or fully guaranteed
                           obligations of the United States Treasury; and

                                    (ii) mortgage-backed securities and
                           participation certificates guaranteed by the
                           Government National Mortgage Association;

                           (c) the following obligations of the following
                  agencies or instrumentalities of the United States of America:

                                    (i) participation certificates and debt
                           obligations of the Federal Home Loan Mortgage Corporation;

                                    (ii) consolidated debt obligations, and
                           obligations secured by a letter of credit, of the Federal Home Loan Banks; and

                                    (iii) debt obligations and mortgage-backed
                           securities of the Federal National Mortgage
                           Association which have not had the interest portion thereof severed therefrom;

                           (d) obligations of any corporation organized under
                  the laws of any state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 92 days following the date of issuance thereof and rated in an investment grade rating category by S&P and Moody's;

                           (e) interest bearing demand or time deposits or
                  certificates of deposit maturing within one year from the date of acquisition issued by a Lender or by bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $250,000,000 and being rated A-3 or better by S&P or A or better by Moody's;

                           (f) capital stock of REITs, provided the aggregate
                  fair market value of such stock at no time exceeds $250,000;

                           (g) Repurchase Agreements;

                           (h) Pre-Refunded Municipal Obligations;

                           (i) shares of mutual funds which invest in
                  obligations described in paragraphs (a) through (g) above, the shares of which mutual funds are at all times rated "AAA" by S&P; and

                           (j) asset-backed remarketed certificates of
                  participation representing a fractional undivided interest in the assets of a trust, which certificates are rated at least "A-1" by S&P and "P- 1" by Moody's.

                  Obligations listed in paragraphs (a), (b) and (c) above which are in book-entry form must be held in a trust account with the Federal Reserve Bank or with a clearing corporation or chain of clearing corporations which has an account with the Federal Reserve Bank;

                 "Environmental Laws" means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other federal, or applicable state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material;

                 "ERISA" means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, all as the same shall be in effect at such date;

                 "Euro Business Day" means a Business Day on which the relevant international financial markets are open for the transaction of the business contemplated by this Agreement in London, England and New York, New York;

                          "Eurodollar Rate" means the interest rate per annum calculated according to the following formula:

         Eurodollar =      Interbank Offered Rate          +   Applicable
                       ----------------------------------        Margin
            Rate       1 - Eurodollar Reserve Percentage

                 "Eurodollar Rate Loan" means a Loan for which the rate of interest is determined by reference to the Eurodollar Rate;

                 "Eurodollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D or any successor regulation, as the maximum reserve requirement (including any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined), whether or not the Agent or any Lender has any Eurocurrency liabilities subject to such requirements, without benefits of credits or proration, exceptions or offsets that may be available from time to time to the Agent or any Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage;

                 "Event of Default" means any of the occurrences set forth as such in Section 9.01 hereof;

                 "Excluded Lease" means any Lease as to which the lessee has either failed to make any required payment thereunder or is in default of any other material provision of such Lease, and which Lease is described on an Annex to the certificate required to be delivered to the Agent pursuant to Section 7.01(a) and Section 7.01(b);

                 "Existing Letters of Credit" means those Letters of Credit issued by NationsBank pursuant to the Original Agreement which remain outstanding on the Closing Date and are described in Schedule 1.01 attached hereto;

                 "Federal Funds Effective Rate" for any day, as used herein, means the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the

         "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced;

                 "Fiscal Year" means the 12 month period of the Borrower commencing on January 1 of each calendar year and ending on December 31 of each calendar year;

                 "Four-Quarter Period" means a period of four full consecutive quarterly periods, taken together as one accounting period;

                 "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended, as interpreted by the Borrower's independent accountants;

                 "Government Securities" means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America;

                 "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether of a state of the United States, the United States or a foreign governmental entity;

                 "Hazardous Material" means and includes any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law;

                 "Indebtedness" means with respect to any Person, without duplication, all Indebtedness for Money Borrowed, all indebtedness of such Person for the acquisition of property, all indebtedness secured by any Lien on the property of such Person whether or not such indebtedness is assumed, all liability of such Person by way of endorsements (other than for collection or deposit in the ordinary course of business), all Contingent Obligations and other items which in accordance with Generally Accepted Accounting Principles is classified as a liability on a balance sheet; but excluding all accounts payable in the ordinary course of business so long as payment therefor is due within one year; provided that in no event shall the term Indebtedness include partners' capital, surplus and retained earnings, minority interest in Subsidiaries, lease obligations (other than pursuant to Capital Leases), reserves for deferred income taxes and investment credits, other deferred credits and reserves, and deferred compensation obligations;

                 "Indebtedness for Money Borrowed" means all indebtedness in respect of money borrowed, including without limitation all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements);

                 "Interbank Offered Rate" means, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the average (rounded upward to the nearest one-hundredth (1/100) of one percent) per annum rate of interest determined by the Agent (each such determination to be conclusive and binding absent manifest error) as of two Euro Business Days prior to the first day of such Interest Period, as the effective rate at which deposits in immediately available funds in Dollars are being, have been, or would be offered or quoted by the Agent to major banks in the applicable interbank market for Eurodollar deposits at any time during the Euro Business Day which is the second Euro Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period and in the amount of such Eurodollar Rate Loan. If no such offers or quotes are generally available for such amount, then the Agent shall be entitled to determine the Eurodollar Rate by estimating in its reasonable judgment the per annum rate (as described above) that would be applicable if such quote or offers were generally available;

                 "Interest Period" for each Eurodollar Rate Loan means a period commencing on the date such Eurodollar Rate Loan is made or converted and each subsequent period commencing on the last day of the immediately preceding Interest Period for such Eurodollar Rate Loan, and ending, at the Borrower's option, on the date one, two, three or six months thereafter as notified to the Agent by the Authorized Representative three (3) Euro Business Days prior to the beginning of such Interest Period; provided, that,

                           (i) if the Authorized Representative fails to notify
                  the Agent of the length of an Interest Period three (3) Euro Business Days prior to the first day of such Interest Period, the Loan for which such Interest Period was to be determined shall be deemed to be a Base Rate Loan as of the first day thereof;

                           (ii) if an Interest Period for a Eurodollar Rate Loan
                  would end on a day which is not a Euro Business Day such Interest Period shall be extended to the next Euro Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Euro Business Day); and

                           (iii) there shall not be more than eight (8) Interest
                  Periods in effect on any day;

                 "Interest Rate Selection Notice" means the telefacsimile or telephonic request of an Authorized Representative to elect a subsequent Interest Period for or to convert a Loan or Loans of any type hereunder, as such election or conversion shall be otherwise permitted herein. Any Interest Rate Selection Notice shall be binding on and irrevocable by the Borrower and shall be confirmed in the case of telephonic notice by facsimile transmission delivered to the Agent, effective upon receipt, on the same Business Day upon which the telephonic request is made, by the Authorized Representative in the form attached hereto as Exhibit E;

                 "LC Account Agreement" means the LC Account Agreement dated as of the date hereof between the Borrower and the Agent, as amended or modified from time to time;

                 "Leases" means all lease agreements in effect at any point in time pursuant to which (i) the Borrower or a Subsidiary leases real property owned by it to a Person who is not an Affiliate of the Borrower or its Subsidiaries or (ii) a Person who is the maker of a Third Party Note has leased real property acquired, improved or refinanced by it with the proceeds of a Third Party Loan to another Person who is not an Affiliate of the Borrower or its Subsidiaries;

                 "Lending Office" means, as to each Lender, the Lending Office of such Lender designated on the signature pages hereof or in an Assignment and Acceptance or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Authorized Representative and the Agent as the office by which its Loans are to be made and maintained;

                 "Lessee" or "Lessees" means those persons leasing Properties from the Borrower or its Subsidiaries or a maker of a Third Party Note which leases property that secures a Third Party Loan;

                 "Letter of Credit" means a standby letter of credit issued by NationsBank for the account of the Borrower in favor of a Person advancing credit or securing an obligation on behalf of the Borrower, including the Existing Letters of Credit;

                 "Letter of Credit Commitment" means with respect to each Lender, the obligation of such Lender to acquire Letter of Credit Participations up to an aggregate stated amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Letter of Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement;

                 "Letter of Credit Facility" means the facility described in
         Article III hereof providing for the issuance by NationsBank for the account of the Borrower of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding the Total Letter of Credit Commitment;

                 "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owners of any property which either of them have acquired or hold subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes;

                 "Loan" or "Loans" means any of the Eurodollar Rate Loans or Base Rate Loans;

                 "Loan Documents" means this Agreement, the Notes, the Subsidiary Guaranty, Applications and Agreements for Letters of Credit, the LC Account Agreement and all other instruments and documents heretofore or hereafter executed or delivered to and in favor of any Lender or the Agent in connection with the Loans or the Letters of Credit made, issued or created under this Agreement as the same may be amended, modified or supplemented from time to time;

                 "Majority Lenders" means, as of any date, Lenders on such date having Credit Exposures (as defined in the definition of Required Lenders herein) aggregating more than 50% of the aggregate Credit Exposures of all Lenders on such date;

                 "Material Agreements" means each of the contracts and agreements designated as such on Schedule 6.01(s) attached hereto;

                 "Moody's" means Moody's Investors Service, Inc., a Delaware corporation;

                 "Multi-employer Plan" means an employee pension benefit plan covered by Title IV of ERISA and in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA, which is also a multi-employer plan as defined in Section 4001(a)(3) of ERISA;

                 "Notes" means, collectively, (i) the promissory notes of the Borrower evidencing Loans executed and delivered to the Lenders as provided in Section 2.04(a) hereof substantially in the form attached hereto as Exhibit F-1, with appropriate insertions as to amounts, dates and names of Lenders and (ii) the promissory note of the Borrower evidencing Swing Line Loans executed and delivered to NationsBank as provided in Section 2.04(b) hereof substantially in the form attached hereto as Exhibit F-2;

                 "Obligations" means the obligations, liabilities and Indebtedness of the Borrower with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) the Reimbursement Obligations, (iii) all liabilities of Borrower to any Lender which arise under a Swap Agreement, and (iv) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower to the Lenders or the Agent hereunder, under any one or more of the other Loan Documents or with respect to the Loans;

                 "Outstanding Letters of Credit" means all undrawn amounts of Letters of Credit plus Reimbursement Obligations;

                 "Participation" means, (i) with respect to any Lender (other than NationsBank) and a Letter of Credit, the extension of credit represented by the participation of such Lender hereunder in the liability of NationsBank in respect of a Letter of Credit issued by NationsBank in accordance with the terms hereof and (ii) with respect to any Lender (other than NationsBank) and a Swing Line Loan, the extension of credit represented by the participation of such Lender hereunder in the liability of NationsBank in respect of a Swing Line Loan made by NationsBank in accordance with the terms hereof;

                 "PBGC" means the Pension Benefit Guaranty Corporation;

                 "Person" means an individual, partnership, corporation, trust, limited liability company, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof;

                 "Pre-Refunded Municipal Obligations" means obligations of any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated, based on the escrow, in the highest investment rating category by both S&P and Moody's and which have been irrevocably called for redemption and advance refunded through the deposit in escrow of Government Securities or other debt securities which are (i) not callable at the option of the issuer thereof prior to maturity, (ii) irrevocably pledged solely to the payment of all principal and interest on such obligations as the same becomes due and
         (iii) in a principal amount and bear such rate or rates of interest as shall be sufficient to pay in full all principal of, interest, and premium, if any, on such obligations as the same becomes due as verified by a nationally recognized firm of certified public accountants;

                 "Prime Rate" means the rate of interest per annum announced publicly by the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Agent;

                 "Principal Office" means the office of the Agent at Independence Center, 15th Floor, Charlotte, North Carolina 28255,
         Attention: Corporate Administrative Services or such other office and address as the Agent may from time to time designate;

                 "Properties" mean real property, heretofore, presently or hereafter owned or leased by, or otherwise under the control of, the Borrower or any of its Subsidiaries;

                 "Qualifying Real Property" means real property, and improvements thereon, which is owned by or subject to a leasehold estate in favor of the Borrower or a Subsidiary; provided, however, if such ownership is of a leasehold interest the remaining term of such lease, including rights of extension or renewal, as at the date of any determination shall not be less than 15 years; provided, further, there shall be excluded from Qualifying Real Property any real property which is subject to an Excluded Lease;

                 "Rate Hedging Obligations" means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements;

         and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing;

                 "Registration Statement" means the Registration Statement of the Borrower on Form S-11, Registration No. 33-89756, as filed by the Borrower with the Securities and Exchange Commission on March 6, 1995, together with any amendment thereto;

                 "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time;

                 "Regulatory Change" means any change effective after the Closing Date in United States federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, which includes any of the Lenders, under any United States federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy, including with respect to "highly leveraged transactions," whether or not having the force of law, whether or not failure to comply therewith would be unlawful and whether or not published or proposed prior to the date hereof;

                 "Reimbursement Obligation" shall mean at any time, the obligation of the Borrower with respect to any Letter of Credit to reimburse NationsBank and the Lenders to the extent of their respective Participations (including by the receipt by NationsBank of proceeds of Loans pursuant to Section 3.02) for amounts theretofore paid by NationsBank pursuant to a drawing under such Letter of Credit;

                 "REIT" means a real estate investment trust qualified for treatment as such for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended;

                 "Repurchase Agreement" means a repurchase agreement entered into with any financial institution whose debt obligations or commercial paper are rated "A" by either of S&P or Moody's or "A-1" by S&P or "P-1" by Moody's;

                 "Required Coverage Ratio" means the ratio of Unencumbered Real Property Assets (as determined by the lesser of book value or appraised value) to unsecured Indebtedness;

                 "Required Lenders" means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating at least 51% of the aggregate Credit Exposures of all the Lenders on such date. For purposes of the preceding sentence, the amount of the " Credit Exposure" of each Lender shall be equal to the aggregate principal amount of the Loans owing to such Lender plus the aggregate unutilized amounts of such Lender's Revolving Credit Commitment (without regard to any Swing Line Outstandings) plus the amount of such Lender's Applicable Commitment Percentage of Outstanding Letters of Credit; provided that, (i) if any Lender shall have failed to pay to NationsBank its Applicable Commitment Percentage of any drawing under any Letter of Credit resulting in an outstanding Reimbursement Obligation, such Lender's Credit Exposure attributable to Letters of Credit, Reimbursement Obligations and the Letter of Credit Commitment shall be deemed to be held by NationsBank for purposes of this definition and (ii) if any Lender shall fail to pay to NationsBank its Applicable Commitment Percentage of any Swing Line Loan, such Lender's Credit Exposure attributable to all Swing Line Outstandings shall be deemed to be held by NationsBank for purposes of this definition;

                  "Revolving Credit Advance Account" means an account on the books of the Agent in which

                           (i) each Advance by the Agent pursuant to Section
                  2.01 shall be debited thereto by recording therein on the date of such Advance a debit entry in the amount of such Advance; and

                           (ii) each payment made to the Agent for credit to the
                  Revolving Credit Advance Account shall be credited thereto by recording therein on the date paid to the Agent a credit entry in the amount of such payment;

                  "Revolving Credit Commitment" means with respect to each Lender, the obligation of such Lender to make Loans to the Borrower up to an aggregate principal amount at any one time outstanding equal to such Lender's percentage as set forth on Exhibit A hereto of the Total Revolving Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement;

                  "Revolving Credit Debit Balance" means an amount equal to the excess, if any, of all debit entries over all credit entries required to be recorded pursuant to Section 2.01 hereof in a Revolving Credit Advance Account of the Agent up to and including the date of computation;

                  "Revolving Credit Facility" means the facility described in
         Article II hereof providing for Loans to the Borrower by the Lenders in the aggregate principal amount of Total Revolving Credit Commitment less the aggregate amount of Outstanding Letters of Credit;

                  "Revolving Credit Termination Date" means (i) June 24, 1999 or
         (ii) such earlier date of termination of Lenders' obligations pursuant to Section 9.01 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily permanently terminate the Revolving Credit Facility by payment in full of all Obligations (including the discharge of all Obligations of NationsBank and the Lenders with respect to Letters of Credit and Participations) or (iv) such later date as the Borrower and the Lenders shall agree in writing pursuant to Section 2.13 hereof;

                  "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill;

                  "Secured Non-Recourse Indebtedness" means Indebtedness of the Borrower or any of its Subsidiaries which is secured by an ownership interest in real property and improvements thereon and as to which Indebtedness no recourse is available to the holder of such Indebtedness against the Borrower and any of its Subsidiaries (except to the extent described in Schedule 1.01 or otherwise permitted by the Required Lenders), recourse being limited to the real property and improvements securing such Indebtedness;

                  "Single Employer Plan" means any employee pension benefit plan covered by Title IV of ERISA and in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA, which is not a Multi-employer Plan;

                  "Solvent" means, when used with respect to any Person, that at the time of determination:

                           (i) the fair value of its assets (both at fair
                  valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including, without limitation, Contingent Obligations; and

                           (ii) it is then able and expects to be able to pay
                  its debts as they mature; and

                           (iii) it has capital sufficient to carry on its
                  business as conducted and as proposed to be conducted;

                  "Subordinated Indebtedness" means Indebtedness of the Borrower or its Subsidiaries which (i) is subordinated in right of payment, including upon liquidation or dissolution, to payment in full of Senior Indebtedness, (ii) bears interest at a per annum rate of not to exceed 11 1/2%, giving effect to any discount, (iii) prohibits acceleration thereof and efforts to collect such Indebtedness until 180 days following acceleration of Senior Indebtedness, (iv) contains covenants and conditions no more restrictive than those contained in this Agreement, (v) is unsecured, and (vi) is otherwise acceptable to the Required Lenders;

                 "Subsidiary" means any corporation or other entity in which more than 50% of its outstanding voting stock or more than 50% of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower's Subsidiaries;

                 "Subsidiary Guaranty" means the Amended and Restated Guaranty Agreement executed and delivered by a Subsidiary of the Borrower to the Agent for the benefit of the Lenders as at the Closing Date and each Guaranty Agreement substantially in the form of Exhibit G delivered to the Agent pursuant to Section 7.20 hereof;

                 "Swap Agreement" means one or more agreements with respect to Indebtedness evidenced by the Notes between the Borrower and another Person, on terms mutually acceptable to such Borrower and such Person, which agreements create Rate Hedging Obligations;

                 "Swing Line" means the revolving line of credit established by NationsBank in favor of the Borrower pursuant to Section 2.14;

                 "Swing Line Loans" means loans made by NationsBank to the Borrower pursuant to Section 2.14;

                 "Swing Line Outstandings" means, as of any date of determination, the aggregate principal amount of all Swing Line Loans then outstanding;

                 "Third Party Loan" means a Loan permitted under Section 8.10(v) made, participated in or otherwise acquired by the Borrower or its Subsidiary to a Person the proceeds of which are used to (i) acquire or improve real property and personal property associated therewith which is used as a healthcare facility (which term shall include without limitation medical office buildings and other facilities the primary purpose of which is the provision of healthcare or healthcare-related services) or will be used as a health care facility upon completion of improvements, (ii) fully refinance existing indebtedness used to acquire real property and improvements which is used or will be used as a healthcare facility, provided such property in either case is the subject of a Lease or operated by the maker of the Third Party Note evidencing such Loan or (iii) finance the acquisition of a controlling ownership interest in an entity whose assets consist primarily of healthcare facilities;

                 "Third Party Note" means a promissory note evidencing a Third Party Loan;

                 "Total Letter of Credit Commitment" means an amount not to exceed $10,000,000;

                 "Total Revolving Credit Commitment" means an amount equal to $150,000,000, as reduced from time to time in accordance with Section 2.07;

                 "Unencumbered Real Property Assets" means Qualifying Real Property of the Borrower and its Subsidiaries which are at all times free and clear of and not subject to any Lien, pledge, security interest or encumbrances securing Indebtedness or subject to any limitation as to the right to Lien, mortgage or encumber such Qualifying Real Property;

                 "Unused Fee" means a fee equal to the Unused Margin times the sum of the daily amount by which the Total Revolving Credit Commitment exceeds the sum of the average daily Revolving Credit Debit Balance (without giving effect to Swing Line Outstandings) and Outstanding Letters of Credit for each quarter period ending on the last day of March, June, September and December;

                 "Unused Margin" means with respect to the Unused Fee that percent per annum set forth below opposite the applicable Consolidated Senior Leverage Ratio which percent shall be the Unused Fee effective beginning on the day next following the receipt of the completed certificate delivered pursuant to Section 7.01(a)(ii) or Section 7.01(b)(ii) setting forth the Consolidated Senior Leverage Ratio as at the end of the period for which such certificate is delivered:

                          Consolidated Senior
                            Leverage Ratio                                          Unused Margin
                            --------------                                          -------------
 Less than .55 to 1.00 but Greater than or Equal to .50 to 1.00                          1/4%

 Less than .50 to 1.00 but Greater than or Equal to .45 to 1.00                          1/4%

 Less than .45 to 1.00 but Greater than or Equal to .40 to 1.00                          1/4%

 Less than .40 to 1.00 but Greater than or Equal to .30 to 1.00                          1/4%

 Less than .30 to 1.00 but Greater than or Equal to .25 to 1.00                          1/5%

 Less than .25 to 1.00                                                                   1/5%

        1.02 Accounting Terms. All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

        1.03 UCC Terms. Each term defined in Article 1 or 9 of the Georgia Uniform Commercial Code shall have the meaning given therein unless otherwise defined herein, except to the extent that the Uniform Commercial Code of another jurisdiction is controlling, in which case such terms shall have the meaning given in the Uniform Commercial Code of the applicable jurisdiction.

                                   ARTICLE II

                                   The Loans

         2.01 Revolving Credit Facility

         (a) Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Advances to the Borrower, from time to time from the Closing Date until but not including the Revolving Credit Termination Date on a pro rata basis as to the total borrowing requested by the Borrower on any day determined by its Applicable Commitment Percentage up to but not exceeding the Revolving Credit Commitment of such Lender, provided, however, that the Lenders will not be required and shall have no obligation to make any Advance (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent has accelerated the maturity of the Notes as a result of an Event of Default; provided further, however, that immediately after giving effect to each Advance, the principal amount of outstanding Loans plus the amount of all Outstanding Letters of Credit and Swing Line Outstandings shall not exceed the Total Revolving Credit Commitment. Within such limits, the Borrower may borrow, repay and reborrow hereunder, on a Business Day in the case of a Base Rate Loan and on a Euro Business Day in the case of a Eurodollar Rate Loan, from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; provided, however, that (x) no Eurodollar Rate Loan shall be made which has an Interest Period that extends beyond the Revolving Credit Termination Date and (y) each Eurodollar Rate Loan may, subject to the provisions of
Section 2.08, be repaid only on the last day of the Interest Period with respect thereto.

         (b) Amounts. The aggregate unpaid principal amount of the Loans, Outstanding Letters of Credit and Swing Line Outstandings shall not exceed at any time, an amount equal to the Total Revolving Credit Commitment. Each Loan hereunder and each conversion under Section 2.08 shall be in an amount of at least $500,000, and, if greater than $500,000, an integral multiple of $100,000.

         (c)  Advances.  (i)  An Authorized Representative shall give the Agent
(1) at least three (3) Euro Business Days' irrevocable telefacsimile or telephonic notice of each Eurodollar Rate Loan (whether representing an additional borrowing hereunder or the conversion of borrowing hereunder from Base Rate Loans to Eurodollar Rate Loans) prior to 11:00 A.M., Charlotte, North Carolina time; and (2) irrevocable telefacsimile or telephonic notice of each Base Rate Loan representing an additional borrowing hereunder prior to 11:00 A.M. Charlotte, North Carolina time on the day of such proposed Base Rate Loan. Each such Borrowing Notice, which shall be effective upon receipt by the Agent, shall specify the amount of the borrowing, the type (Base or Eurodollar) of Loan, the date of borrowing, if a Eurodollar Rate Loan, the Interest

Period to be used in the computation of interest and the manner of disbursement. The Authorized Representative shall provide the Agent written confirmation of each such telephonic notice on the same day by telefacsimile transmission in the form attached hereto as Exhibit D or E, as applicable, with appropriate insertions but failure to provide such confirmation shall not affect the validity of such telephonic notice. Notice of receipt of such Borrowing Notice shall be provided by the Agent to each Lender by telephone or telefacsimile with reasonable promptness, but not later than 1:00 P.M., Charlotte, North Carolina time on the same day as Agent's receipt of such notice. The Agent shall provide each Lender written confirmation of such telephonic confirmation by telefacsimile transmission but failure to provide such notice shall not affect the validity of such telephonic notice.

         (ii) Not later than 2:00 P.M., Charlotte, North Carolina time on the date specified for each borrowing under this Section 2.01, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Loan or Loans to be made by it on such day available to the Agent, by depositing or transferring the proceeds thereof in immediately available funds at the Principal Office. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof as shall be directed in the applicable Borrowing Notice by the Authorized Representative.

         (iii) Notwithstanding the foregoing, if a drawing is made under any Letter of Credit prior to the Revolving Credit Termination Date, the drawing shall be paid by the Agent without the requirement of notice from the Borrower from immediately available funds which shall be advanced by the Lenders under the Revolving Credit Facility. If a drawing is presented under any Letter of Credit in accordance with the terms thereof and if Borrower shall not immediately reimburse NationsBank for the amount of such draw or payment then notice of such drawing or payment shall be provided promptly by NationsBank to the Agent and the Agent shall provide notice to each Lender by telephone or telefacsimile. If notice to the Lenders of a drawing under any Letter of Credit is given by the Agent at or before 12:00 noon Charlotte, North Carolina time on any Business Day, each Lender shall, pursuant to the conditions of this Agreement, make a Base Rate Loan in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of NationsBank at the Principal Office in Dollars and in immediately available funds before 2:30 P.M. Charlotte, North Carolina time on the same Business Day. If notice to the Lenders of a drawing under a Letter of Credit is given by the Agent after 12:00 noon Charlotte, North Carolina time on any Business Day, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make a Base Rate Loan in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of NationsBank at the Principal Office in Dollars and in immediately available funds before 12:00 noon Charlotte, North Carolina time on the next following Business Day. Such Base Rate Loan shall continue unless and until the Borrower converts such Base Rate Loan in accordance with the terms of
Section 2.08 hereof.

         2.02 Payment of Interest. (a) The Borrower shall pay interest to the Agent for the account of each Lender on the outstanding and unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be due at the then applicable Base Rate for Base Rate Loans or applicable Eurodollar Rate for Eurodollar Rate Loans, as designated by the Authorized Representative pursuant to Section 2.01 hereof or as otherwise provided herein; provided, however, that if any amount shall not be paid when due (at maturity, by acceleration or otherwise), all amounts outstanding hereunder shall bear interest thereafter (i) in the case of a Eurodollar Rate Loan, until the end of the Interest Period with respect to such Eurodollar Rate Loan, at a rate of two percent (2%) above such Eurodollar Rate and (ii) thereafter, and with respect to Base Rate Loans, at a rate of interest per annum which shall be four percent (4%) above the Base Rate or the maximum rate permitted by applicable law, whichever is lower, from the date such amount was due and payable until the date such amount is paid in full.

         (b) Interest on each Loan shall be computed on the basis of a year of 360 days and calculated for the actual number of days elapsed. Interest on each Loan shall be paid (a) quarterly in arrears on the last Business Day of each March, June, September and December, commencing June 30, 1996, on each Base Rate Loan, (b) on the last day of the applicable Interest Period for each Eurodollar Rate Loan, or at the end of each three month period, whichever is earlier, and (c) upon payment in full of the principal amount of such Loan and termination of this Agreement.

         2.03 Payment of Principal. (a) The principal amount of each Loan shall be due and payable to the Agent for the benefit of each Lender in full on the Revolving Credit Termination Date. The duration of the initial Interest Period for each Loan that is a Eurodollar Rate Loan shall be as specified in the initial Borrowing Notice. The Borrower shall have the option to elect the duration of subsequent Interest Periods and to convert the Loans in accordance with Section 2.08 hereof. If the Agent does not receive a notice of election of duration of an Interest Period or to convert by the time prescribed by Section
2.08 hereof, the Borrower shall be deemed to have elected to convert such Loan to (or continue such Loan as) a Base Rate Loan until the Borrower notifies the Agent in accordance with Section 2.08.

         (b) Each payment of principal (including any prepayment) and payment of interest shall be made to the Agent at the Principal Office, for the account of each Lender's applicable Lending Office, in Dollars and in immediately available funds before 12:30 P.M.

Charlotte, North Carolina time on the date such payment is due. The Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any ordinary deposit account, if any, of the Borrower with the Agent. The Borrower shall give the Agent prior telephonic or telefacsimile notice of any payment of principal, such notice to be given by not later than 11:00 a.m. Charlotte, North Carolina time, on the date of such payment.

         (c) The Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made both (a) in Dollars and in immediately available funds and (b) prior to 12:30 P.M. Charlotte, North Carolina time to be a non-conforming payment. Any such payment shall not be deemed to be received by the Agent until the time such funds become available funds. Any non-conforming payment may constitute or become a Default or Event of Default. The Agent shall give prompt telephonic notice to the Authorized Representative and each of the Lenders (confirmed in writing) if any payment is non-conforming. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding Business Day) at a rate of interest per annum which shall be two percent (2%) above the Base Rate or the maximum rate permitted by applicable law, whichever is lower, from the date such amount was due and payable until the date such amount is paid in full.

         (d) In the event that any payment hereunder or under the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest shall continue to accrue during the period of any such extension.

         2.04 Notes. (a) Loans (other than Swing Line Loans) made by each Lender shall be evidenced by, and be repayable with interest in accordance with the terms of, the promissory notes payable to the order of such Lender in the respective amounts of its Applicable Commitment Percentage of the Total Revolving Credit Commitment, which Notes shall be dated the Closing Date or such later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

         (b) Swing Line Loans made by NationsBank shall be evidenced by and repayable with interest, in accordance with the terms of, the promissory note payable to the order of NationsBank in the principal amount of $10,000,000.

         2.05 Pro Rata Payments. Except as otherwise provided herein, (a) each payment on account of the principal of and interest on the Loans and the fees described in Section 2.09 hereof shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Commitment Percentages, (b) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without set-off or counterclaim, and (c) the Agent will promptly distribute payments received to the Lenders.

         2.06 Reductions. The Borrower shall, by notice from an Authorized Representative, have the right from time to time (but not more frequently than once during each fiscal quarter), upon not less than five (5) Business Days written notice to the Agent to reduce the Total Revolving Credit Commitment. The Agent shall give each Lender, within one (1) Business Day, telephonic notice (confirmed in writing) of such reduction. Each such reduction shall be in the aggregate amount of $5,000,000 or such greater amount which is in an integral multiple of $1,000,000, and shall permanently reduce the Total Revolving Credit Commitment of the Lenders pro rata. No such reduction shall result in the payment of any Eurodollar Rate Loan other than on the last day of the Interest Period of such Loan unless such prepayment is accompanied by amounts due, if any, under Section 4.04. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the Notes to the extent that the sum of the Revolving Credit Debit Balance, the Outstanding Letters of Credit and Swing Line Outstandings exceeds the Total Revolving Credit Commitment, after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid.

         2.07 Increase and Decrease in Amounts. The amount of the Total Revolving Credit Commitment which shall be available to the Borrower shall be reduced by the aggregate amount of all Outstanding Letters of Credit and Swing Line Outstandings.

         2.08 Conversions and Elections of Subsequent Interest Periods. Provided that no Default or Event of Default shall have occurred and be continuing and subject to the limitations set forth below and in Sections 4.01(b), 4.02 and
4.03 hereof, the Borrower may:

         (a) upon notice to the Agent on or before 10:30 A.M. Charlotte, North Carolina time on any Business Day convert all or a part of Eurodollar Rate Loans to Base Rate Loans on the last day of the Interest Period for such Eurodollar Rate Loans;

         (b) on three (3) Euro Business Days' notice to the Agent on or before 10:30 A.M. Charlotte, North Carolina time:

                  (i) elect a subsequent Interest Period for all or a portion of Eurodollar Rate Loans to begin on the last day of the current Interest Period for such Eurodollar Rate Loans;

                  (ii) convert Base Rate Loans to Eurodollar Rate Loans on any date.

         Notice of any such elections or conversions shall be in the form of Exhibit E attached hereto and shall specify the effective date of such election or conversion and the Interest Period to be applicable to the Loan as continued or converted. Each election and conversion pursuant to this Section 2.08 shall be subject to the limitations on Eurodollar Rate Loans set forth in the definition of "Interest Period" herein and in Sections 2.01,
2.02 and Article IV hereof. All such continuations or conversions of Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.

         2.09 Fee. For the period beginning on the date of satisfaction of the conditions set forth in Section 5.02 and ending on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated), the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, the Unused Fee. Such payments of fees provided for in this subsection (b) shall be due in arrears on the last Business Day of each March, June, September and December beginning June 30, 1996 to and on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated). Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Revolving Credit Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of such fee until such Lender shall make available such portion. Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

         2.10 Deficiency Advances. No Lender shall be responsible for any default of any other Lender in respect to such other Lender's obligation to make any Loan hereunder nor shall the Revolving Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the Borrower as herein provided, the Agent may in its discretion, but shall not be obligated to, advance under the Note in its favor as a Lender all or any portion of such amount or amounts (each, a "deficiency advance") and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such advance under its Note; provided that, upon payment to the Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by the Borrower on each Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be credited against the applicable Note of the Agent in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.

         2.11 Adjustments by Agent. Notwithstanding the construction of "pro rata" to mean based on the Applicable Percentage Commitments and any provisions contained herein for the advancement of funds or distribution of payments on a pro rata basis, the Agent may, in its discretion, but shall not be obligated to, adjust downward or upward (but not in excess of any applicable Revolving Credit Commitment) the principal amount of any Loan to be made by any Lender to the nearest amount which is evenly divisible by $100, and make appropriate related adjustment in the distribution of payments of principal and interest on the Loans.

         2.12 Use of Proceeds. The proceeds of the Loans made pursuant to the Revolving Credit Facility hereunder shall be used by the Borrower (i) to make loans and investments permitted under Section 8.10(v), and (ii) for general corporate purposes, including the acquisition of health care related properties by lease or purchase.

         2.13 Extension of Revolving Credit Termination Date. At the request of the Borrower the Lenders may, in their sole discretion, elect to extend the Revolving Credit Termination Date then in effect for two additional periods of one year each. The Borrower shall notify the Lenders of its request for such an extension by delivering to the Agent and the Lenders notice of such request signed by an Authorized Representative not more than ninety (90) days nor less than sixty (60) days prior to the first or second anniversary of the Closing Date. If the Lenders shall elect to so extend, the Agent shall notify the Borrower in writing within thirty (30) days of its receipt of such request for extension of the decision of the Lenders of whether to extend the Revolving Credit Termination Date. Failure by the Agent to give such notice shall constitute refusal by the Lenders to extend the Revolving Credit Termination Date.

         2.l4. Swing Line. (a) Notwithstanding any other provision of this Agreement to the contrary, in order to administer the Revolving Credit Facility in an efficient manner and to minimize the transfer of funds between the Agent and the Lenders, NationsBank shall make available Swing Line Loans to the Borrower prior to the Revolving Credit Termination Date. NationsBank shall not make any Swing Line Loan pursuant hereto (i) if to the actual knowledge of NationsBank the Borrower is not in compliance with all the conditions to the making of Loans set forth in this Agreement, (ii) if after giving effect to such Swing Line Loan, the Swing Line Outstandings exceed $10,000,000 or (iii) if after giving effect to such Swing Line Loan, the sum of the Swing Line Outstandings, Revolving Credit Outstandings and Letter of Credit Outstandings exceeds the Total Revolving Credit Commitment. Swing Line Loans shall be limited to Base Rate Loans. The Company may borrow, repay and reborrow under this
Section 2.l4. Unless notified to the
contrary by NationsBank, borrowings under the Swing Line shall be made in the minimum amount of $100,000 or, if greater, in amounts which are integral multiples of $10,000, upon written request by telefacsimile transmission, effective upon receipt, by an Authorized Representative of the Borrower made to NationsBank not later than 12:30 P.M. on the Business Day of the requested borrowing. Each such Borrowing Notice shall specify the amount of the borrowing and the date of borrowing, and shall be in the form of Exhibit D-2,
with appropriate insertions.   Unless notified to the contrary by NationsBank,
each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $10,000 or the aggregate amount of all Swing Line Outstandings. If the Borrower instructs NationsBank to debit any demand deposit account of the Borrower in the amount of any payment with respect to a Swing Line Loan, or NationsBank otherwise receives repayment, after 12:30 P.M. on a Business Day, such payment shall be deemed received on the next Business Day.

         (b) Swing Line Loans shall bear interest at the Base Rate or such other rate as may be agreed to by the Borrower and NationsBank, the interest payable on Swing Line Loans is solely for the account of NationsBank, and all accrued and unpaid interest on Swing Line Loans shall be payable on the dates and in the manner provided in Section 2.02 with respect to interest on Base Rate Loans. The Swing Line Outstandings shall be evidenced by the Note delivered to NationsBank pursuant to Section 2.04(b).

         (c) Upon the making of a Swing Line Loan, each Lender shall be deemed to have purchased from NationsBank a Participation therein in an amount equal to that Lender's Applicable Commitment Percentage of such Swing Line Loan. Upon demand made by NationsBank, each Lender shall, according to its Applicable Commitment Percentage of such Swing Line Loan, promptly provide to NationsBank its purchase price therefor in an amount equal to its Participation therein. Any Advance made by a Lender pursuant to demand of NationsBank of the purchase price of its Participation shall be deemed a Base Rate Loan under Section 2.01 until the Borrower converts such Base Rate Loan in accordance with the terms of
Section 2.08. The obligation of each Lender to so provide its purchase price to NationsBank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.

         The Borrower, at its option and subject to the terms hereof, may request an Advance pursuant to Section 2.01 in an amount sufficient to repay Swing Line Outstandings on any date and the Agent shall provide from the proceeds of such Advance to NationsBank the amount necessary to repay such Swing Line Outstandings (which NationsBank shall then apply to such repayment) and credit any balance of the Advance in immediately available funds in the manner directed by the Borrower pursuant to Section 2.01(c)(ii). The proceeds of such Advances shall be paid to NationsBank for application to the Swing Line Outstandings and the

Lenders shall then be deemed to have made Loans in the amount of such Advances. The Swing Line shall continue in effect until the Revolving Credit Termination Date, at which time all Swing Line Outstandings and accrued interest thereon shall be due and payable in full.

                                  ARTICLE III

                               Letters of Credit

         3.01 Letters of Credit. NationsBank agrees, subject to the terms and conditions of this Agreement, upon request of Borrower to issue from time to time for the account of Borrower Letters of Credit upon delivery to NationsBank of an Application and Agreement for Letter of Credit in form and content acceptable to NationsBank; provided, that the Outstanding Letters of Credit shall not exceed the Total Letter of Credit Commitment. No Letter of Credit shall be issued by NationsBank with an (i) expiry date greater than one year from the date of issuance of such Letter of Credit and (ii) an expiry date or payment date occurring subsequent to the fifth Business Day preceding the Revolving Credit Termination Date. NationsBank shall not be required to issue any Letter of Credit if the Outstanding Letters of Credit and Swing Line Outstandings when added to the face amount of any requested Letter of Credit and the Revolving Credit Debit Balance exceeds the Total Revolving Credit Commitment.

         3.02 Reimbursement.

                 (a) The Borrower hereby unconditionally agrees immediately to pay to NationsBank on demand at the Principal Office all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit and all reasonable expenses incurred by NationsBank in connection with the Letters of Credit and in any event and without demand to place in possession of NationsBank (which shall include Advances under the Revolving Credit Facility if permitted by Section 2.01(c) hereof and Swing Line Loans if permitted under Section 2.14) sufficient funds to pay all debts and liabilities arising under any Letter of Credit. The Borrower's obligations to pay NationsBank under this Section 3.02, and NationsBank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. NationsBank agrees to give the Borrower prompt notice of any request for a draw under a Letter of Credit. NationsBank may charge any account the Borrower may have with it for any and all amounts NationsBank pays under a Letter of Credit, plus charges and reasonable expenses as from time to time agreed to by NationsBank and the Borrower; provided that to the extent permitted by Section 2.01(c)(iii) and
Section 2.14, amounts shall be paid pursuant to Advances under the Revolving Credit Facility or, if the Borrower shall elect, by Swing Line Loans. The Borrower agrees that NationsBank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents. The Borrower agrees to pay NationsBank interest on any amounts not paid when due hereunder at the Base Rate plus two percent (2%), or the maximum rate permitted by applicable law, if lower.

                  (b) In accordance with the provisions of Section 2.01(c) hereof, NationsBank shall notify the Agent (and shall also notify the Borrower) of any drawing under any Letter of Credit as promptly as practicable following the receipt by NationsBank of such drawing.

                  (c) Each Lender (other than NationsBank) shall automatically acquire on the date of issuance thereof, a Participation in the liability of NationsBank in respect of each Letter of Credit in an amount equal to such Lender's Applicable Commitment Percentage of such liability, and to the extent that the Borrower is obligated to pay NationsBank under Section 3.02(a), each Lender (other than NationsBank) thereby shall absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to NationsBank as hereinafter described, its Applicable Commitment Percentage of the liability of NationsBank under such Letter of Credit. Prior to the Revolving Credit Termination Date, each Lender (including NationsBank in its capacity as a Lender) shall, subject to the terms and conditions of Article II, make a Base Rate Loan to the Borrower by paying to the Agent for the account of NationsBank at the Principal Office in Dollars and in immediately available funds, an amount equal to its Applicable Commitment Percentage of any drawing under a Letter of Credit, all as described and pursuant to Section 2.01(c). With respect to drawings under any of the Letters of Credit, each Lender, upon receipt from the Agent of notice of a drawing in the manner described in Section 2.01(c), shall promptly pay to the Agent for the account of NationsBank, prior to the applicable time set forth in Section 2.01(c), its Applicable Commitment Percentage of such drawing. Simultaneously with the making of each such payment by a Lender to NationsBank, such Lender shall, automatically and without any further action on the part of NationsBank or such Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest) in the related Reimbursement Obligation of the Borrower. The Reimbursement Obligations of the Borrower shall be immediately due and payable whether by Advances made in accordance with Section 2.01(c), Swing Line Loans in accordance with Section 2.14, or otherwise. Each Lender's obligation to make payment to the Agent for the account of NationsBank pursuant to this
Section 3.02(c), and the right of NationsBank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be made without any offset, abatement, withholding or reduction whatsoever. If any Lender is obligated to pay but does not pay amounts to the Agent for the account of NationsBank in full upon such request as required by this Section 3.02(c), such Lender shall, on demand, pay to the Agent for the account of NationsBank interest on the unpaid amount for each day during the period commencing on the date of notice given to such Lender pursuant to Section 2.01(c) until such Lender pays such amount to the Agent for the account of NationsBank in full at the interest rate per annum for overnight borrowing by NationsBank from the Federal Reserve Bank.

                  (d) Promptly following the end of each calendar quarter, NationsBank shall deliver to the Agent a notice describing the aggregate undrawn amount of all Letters of Credit at the end of such quarter. Upon the request of any Lender from time to time, NationsBank shall deliver to the Agent, and the Agent shall deliver to such Lender, any other information reasonably requested by such Lender with respect to each Outstanding Letter of Credit.

                  (e) The issuance by NationsBank of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 5.01 hereof, be subject to the conditions that such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to NationsBank consistent with the then current practices and procedures of NationsBank with respect to similar letters of credit, and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letters of Credit as NationsBank shall have reasonably requested consistent with such practices and procedures. All Letters of Credit shall be issued pursuant to and subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 and all subsequent amendments and revisions thereto.

                  (f) Without duplication of Section 10.07 hereof, the Borrower hereby agrees to indemnify and hold harmless NationsBank, each other Lender and the Agent from and against any and all claims and damages, losses, liabilities, reasonable costs and expenses which NationsBank, such other Lender or the Agent may incur (or which may be claimed against NationsBank, such other Lender or the Agent) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify NationsBank, any other Lender or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the willful misconduct or gross negligence of the party to be indemnified or (ii) caused by the failure of NationsBank to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree. The indemnification and hold harmless provisions of this Section 3.02(f) shall survive repayment of the Obligations, occurrence of the Revolving Credit Termination Date and expiration or termination of this Agreement.

                  (g) Without limiting Borrower's rights as set forth in Section 3.02(f) above, the obligation of the Borrower to immediately reimburse Agent for drawings made under Letters of

Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related applications for any Letter of Credit, under all circumstances whatsoever, including, without limitation, the following circumstances:

                  (i) any lack of validity or enforceability of the Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Related Documents");

                  (ii) any amendment or waiver of or any consent to or departure from all or any of the Related Documents;

                  (iii) the existence of any claim, setoff, defense (other than the defense of payment in accordance with the terms of this Agreement) or other rights which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), Agent, Lenders or any other person or entity, whether in connection with the Loan Documents, the Related Documents or any unrelated transaction;

                  (iv) any breach of contract or other dispute between the Borrower and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), Agent, Lenders or any other Person;

                  (v) any draft, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                  (vi) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by Agent, with or without notice to or approval by the Borrower in respect of any of Borrower's Obligations under this Agreement; or

                  (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained herein shall be deemed to release NationsBank or any other Lender of any liability for actual loss arising as a result of its gross negligence or willful misconduct or out of the wrongful dishonor by NationsBank of a proper demand for payment made under and strictly complying with the terms of any Letter of Credit.

         3.03 Letter of Credit Fee. The Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a fee on the aggregate amount available to be drawn on each Outstanding Letter of Credit at a rate per annum equal to the Applicable Margin in effect from time to time. Such payment of fees provided for in this Section 3.03 shall be due with respect to each Letter of Credit quarterly in arrears, on the last day of each March, June, September and December. Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. In addition, the Borrower shall pay to the Agent a Letter of Credit fronting fee of one-eighth of one percent (1/8%) per annum of the face amount of each Letter of Credit, such fee to be paid in arrears on the last day of each March, June, September and December, the first such payment to be due on the first such date occurring after there is more than one Lender.

         3.04 Administrative Fees and Reserves. The Borrower shall pay to NationsBank such administrative fee and other fees, if any, in connection with the Letters of Credit in such amounts and at such times as NationsBank and the Borrower shall agree from time to time.

                                   ARTICLE IV

                        Yield Protection and Illegality

         4.01 Additional Costs. (a) The Borrower shall promptly pay to the Agent for the account of a Lender from time to time, without duplication, such amounts as such Lender may reasonably determine to be necessary to compensate it for any costs incurred by such Lender which it determines are attributable to its making or maintaining any Loan or its obligation to make any Loans, or the issuance or maintenance by NationsBank of or any other Lender's Participation in any Letter of Credit issued or Swing Line Loan extended hereunder, or any reduction in any amount receivable by such Lender under this Agreement, the Notes or the Letters of Credit in respect of any of such Loans or such obligation or the Letters of Credit, including reductions in the rate of return on a Lender's capital (such increases in costs and reductions in amounts receivable and returns being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or the Notes in respect of any of such Loans or Letters of Credit (other than taxes imposed on or measured by the income, revenues or assets); or
(ii) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (other than any such reserve, deposit or requirement reflected in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, in each case computed in accordance with the respective definitions of such terms set forth in Section 1.01 hereof); or (iii) has or would have the effect of reducing the rate of return on capital of any such Lender to a level below that which the Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies with respect to capital adequacy); or (iv) imposes any other condition adversely affecting the Agent or the Lenders under this Agreement, the Notes or the issuance or maintenance of, or any Lender's Participation in, the Letters of Credit or Swing Line Loans (or any of such extensions of credit or liabilities). Each Lender will notify the Authorized Representative and the Agent of any event occurring after the Closing Date which would entitle it to compensation pursuant to this
Section 4.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

         (b) Without limiting the effect of the foregoing provisions of this
Section 4.01, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of any Lender which includes Eurodollar Rate Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Lender so elects by notice to the other Lenders, the obligation hereunder of such Lender to make, and to convert Base Rate Loans into, Eurodollar Rate Loans that are the subject of such restrictions shall be suspended until the date such Regulatory Change ceases to be in effect and the Borrower shall, on the last day(s) of the then current Interest Period(s) for outstanding Eurodollar Rate Loans convert such Eurodollar Rate Loans into Base Rate Loans; provided, however, that the suspension of such obligation and the conversion of any Eurodollar Rate Loans into Base Rate Loans shall apply only to any Lender who is affected by such restrictions and who has provided such notice to the other Lenders, and the obligation of the other Lenders to make, and to convert Base Rate Loans into, Eurodollar Rate Loans shall not be affected by such restrictions. In the event that the obligation of some, but not all of the Lenders to make, or to convert Base Rate Loans into, Eurodollar Rate Loans is suspended, then any request by the Borrower during the pendency of such suspension for a Eurodollar Rate Loan shall be deemed a request for such Eurodollar Rate Loan from the Lender(s) not subject to such suspension and for a Base Rate Loan from the Lender(s) who are subject to such suspension, in each case in the respective amounts based on the Lenders' respective Revolving Credit Commitments.

         (c) Determinations by any Lender for purposes of this Section 4.01 of the effect of any Regulatory Change on its costs of making or maintaining, or being committed to make, Loans or by NationsBank as issuer of any Letter of Credit of the effect of any Regulatory Change on its costs in connection with the issuance or maintenance of, or any other Lender's Participation in, any Letter of Credit issued or Swing Line Loans extended hereunder, or on amounts receivable by any Lender in respect of Loans or Letters of Credit, and of the additional amounts required to compensate the Lender in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis taking into account such Lender's reasonable policies as to the allocation of capital, costs and other items. The Lender requesting such compensation shall furnish to the Authorized Representative and the Agent within one hundred and eighty (180) days of the incurrence of any Additional Costs for which compensation is sought an explanation of the Regulatory Change and calculations, in reasonable detail, setting forth such Lender's determination of any such Additional Costs.

         4.02 Suspension of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any Eurodollar Rate Loan for any Interest Period, the Agent determines (which determination made on a reasonable basis shall be conclusive absent manifest error) that:

                  (a) quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Rate" in

         Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Eurodollar Rate Loan as provided in this Agreement; or

                  (b) the relevant rates of interest referred to in the definition of "Base Rate" in Section 1.01 hereof upon the basis of which the Eurodollar Rate for such Interest Period is to be determined do not adequately reflect the cost to the Lenders of making or maintaining such Eurodollar Rate Loan for such Interest Period or such Eurodollar Rate Loan (which determination shall be made on a reasonable basis by the Agent, and the Person making such determination shall furnish the Authorized Representative evidence of the facts leading to such determination);

then the Agent shall give the Authorized Representative prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make Eurodollar Rate Loans that are subject to such condition, or to convert Loans into Eurodollar Rate Loans, and the Borrower shall on the last day(s) of the then current Interest Period(s) for outstanding Eurodollar Rate Loans, as applicable, convert such Eurodollar Rate Loans into a Eurodollar Rate Loan if such Eurodollar Rate Loan is not subject to the same or similar condition, or Base Rate Loans, if available hereunder. The Agent shall give the Authorized Representative notice describing in reasonable detail any event or condition described in this Section 4.02 promptly following the determination by the Agent that the availability of Eurodollar Rate Loans is, or is to be, suspended as a result thereof.

         4.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender to honor its obligation to make or maintain Eurodollar Rate Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender's obligation to make or continue Eurodollar Rate Loans, or convert Base Rate Loans into Eurodollar Rate Loans, shall be suspended until such time as such Lender may again make and maintain Eurodollar Rate Loans, and such Lender's outstanding Eurodollar Rate Loans shall be converted into Base Rate Loans in accordance with Section 2.08 hereof.

         4.04 Compensation. The Borrower shall promptly pay to each Lender, upon the request of such Lender, such amount or amounts as shall be sufficient (in the reasonable determination of Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

                  (a) any payment, prepayment or conversion of a Eurodollar Rate Loan on a date other than the last day of the Interest Period for such Eurodollar Rate Loan, including without limitation any conversion required pursuant to Section 4.03; or

                  (b) any failure by the Borrower to borrow a Eurodollar Rate Loan on the date for such borrowing specified in the relevant Borrowing Notice under Article II hereof;

such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow or convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or convert, the Interest Period for such Loan which would have commenced on the date scheduled for such borrowing or conversion) at the applicable rate of interest for such Eurodollar Rate Loan provided for herein over (ii) the Interbank Offered Rate (as reasonably determined by the Agent) for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period. A determination of a Lender as to the amounts payable pursuant to this Section 4.04 shall be conclusive, provided that such determinations are made on a reasonable basis. The Lender requesting compensation under this Section 4.04 shall furnish to the Authorized Representative and the Agent calculations in reasonable detail setting forth such Lender's determination of the amount of such compensation.

         4.05 Alternate Loan and Lender. (a) In the event any Lender suspends the making of any Eurodollar Rate Loan pursuant to this Article IV (herein a "Restricted Lender"), the Restricted Lender's Commitment Percentage of any Eurodollar Rate Loan shall bear interest at either the Base Rate or the Eurodollar Rate for which the suspension does not apply, as selected by Borrower, until the Restricted Lender once again makes available the applicable Eurodollar Rate Loan. Notwithstanding the provisions of Section 2.02(b), interest shall be payable to the Restricted Lender at the time and manner as paid to those Lenders making available Eurodollar Rate Loans.

         (b) In the event any Lender shall continue to be a Restricted Lender for more than three consecutive months, such Restricted Lender hereby agrees that upon the request of the Borrower, upon the Borrower causing to be delivered to the Agent (i) a substitute lender acceptable to the Agent, (ii) an Assignment and Acceptance Agreement executed by such substitute lender pursuant to Section 11.01(a), and (iii) immediately available funds in an amount sufficient to pay all amounts owed hereunder to such Restricted Lender, it shall execute the Assignment and Acceptance Agreement referred to above and surrender its Note to the Borrower upon receipt of payment of amounts owed to its under this Agreement.

         4.06 Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between a Lender or the Agent and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of such Lender or the Agent pursuant to or in respect of this Agreement or any other Loan Document), (iii) any withholding taxes payable with respect to payments hereunder or under any other Loan Document under laws (including, without limitation, any statute, treaty, ruling, determination or regulation) in effect on the Closing Date, (iv) any taxes imposed on or measured by any Lender's assets, net income, receipts or branch profits and (v) any taxes arising after the Closing Date solely as a result of or attributable to Lender changing its designated lending office after the date such Lender becomes a party hereto (such non-excluded items being collectively called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

                  (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                  (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

                  (c) pay to the Agent for the account of the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

         Prior to the date that any Lender or participant organized under the laws of a jurisdiction outside the United States becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, properly completed, currently effective and duly executed by such Lender or participant establishing that such payment is (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code because such payment is either effectively connected with the conduct by such Lender or participant of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise exempt.

         If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lender, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this
Section 4.06, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

                                   ARTICLE V

                Conditions of Closing, Making Loans and Issuing
                               Letters of Credit

         5.01 Conditions of Closing, Initial Advance and Issuance of Letters of Credit. The execution and delivery by the Agent and the Lenders of this Agreement, the making of an initial Advance and issuance of a Letter of Credit are subject to the conditions precedent that the Agent shall have received on the Closing Date, in form and substance satisfactory to the Agent and Lenders, the following:

                  (a) executed originals of each of this Agreement, the Notes and the other Loan Documents, together with all schedules and exhibits thereto;

                  (b) favorable written opinion of counsel to the Borrower and its Subsidiaries dated the Closing Date, addressed to the Agent and the Lenders and satisfactory to Smith Helms Mulliss & Moore, L.L.P., special counsel to the Agent, substantially in the forms of Exhibit H attached hereto;

                  (c) resolutions of the board of directors or other appropriate governing body (or of the appropriate committee thereof) of the Borrower and its Subsidiaries certified by its secretary or assistant secretary as of the Closing Date, appointing the initial Authorized Representative (in the case of the Borrower) and approving and adopting the Loan Documents to be executed by the Borrower or its Subsidiaries, as the case may be, and authorizing the execution and delivery thereof;

                  (d) specimen signatures of officers of the Borrower or its Subsidiaries, as the case may be, executing the Loan Documents on behalf of such Person, certified by the secretary or assistant secretary of the Borrower or its Subsidiaries;

                  (e) the charter documents or partnership agreement, as the case may be, of the Borrower and its Subsidiaries certified as of a recent date by the Secretary of State of its state of incorporation or a certificate as to the absence of any change thereto;

                  (f) the by-laws of the Borrower and its Subsidiaries certified as of the Closing Date as true and correct by the secretary or assistant secretary of the Person to whom such by-laws relate or a certificate as to the absence of any change thereto;

                  (g) certificates issued as of a recent date by the Secretaries of State of the jurisdiction of incorporation of the Borrower and its Subsidiaries, as the case may be, as to the due existence and good standing of the Borrower and its Subsidiaries therein;

                  (h) appropriate certificates of qualification to do business, good standing and, where appropriate, authority to conduct business under assumed name, issued in respect of the Borrower as of a recent date by the Secretary of State or comparable official of each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business could materially adversely affect the business, operations or conditions, financial or otherwise, of the Borrower;

                  (i) notice of appointment of the initial Authorized Representative;

                  (j) certificate as of March 31, 1996 in the form of Exhibit I;

                  (k) evidence of insurance required by Section 7.05;

                  (l) such other documents, instruments, certificates and opinions as the Agent or any Lender may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby.

         5.02 Conditions of Further Loans and Issuance of Letters of Credit. The obligations of the Lenders to make any Loans, and NationsBank to issue Letters of Credit and to make Swing Line Loans hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

                  (a) the Agent shall have received a notice of such borrowing or request if required by Article II hereof;

                  (b) the representations and warranties of the Borrower set forth in Article VI hereof and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance, Swing Line Loan or issuance of such Letters of Credit, as the case may be, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in Section 6.01(f)(i) shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 7.01 hereof;

                  (c) in the case of the issuance of a Letter of Credit, Borrower shall have executed and delivered to NationsBank an Application and Agreement for Letter of Credit in form and content acceptable to NationsBank together with such other instruments and documents as it shall request;

                  (d) at the time of each such Advance, Swing Line Loan or issuance of each Letter of Credit, as the case may be, no Default or Event of Default specified in Article IX hereof, shall have occurred and be continuing;

                  (e) immediately after giving effect to a Loan or Letter of Credit the aggregate principal balance of all outstanding Loans and Participations for each Lender and in the aggregate shall not exceed, respectively, (i) such Lender's Revolving Credit Commitment or Letter of Credit Commitment or (ii) the Total Revolving Credit Commitment or the Total Letter of Credit Commitment; and

                  (f) immediately after giving effect to each Swing Line Loan, the Swing Line Outstandings shall not exceed $10,000,000.

                                   ARTICLE VI

                         Representations and Warranties

         6.01 Representations and Warranties. The Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans), that:

                  (a) Organization and Authority.

                           (i) the Borrower and each Subsidiary is a corporation
                  or partnership duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation;

                           (ii) the Borrower and each Subsidiary (x) has the
                  requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify would have a material adverse effect on the business or operations of the Borrower or any Subsidiary;

                           (iii) the Borrower has the power and authority to
                  execute, deliver and perform this Agreement and the Notes, and to borrow hereunder, and the Borrower and each Subsidiary has the power and authority to execute, deliver and perform each of the other Loan Documents to which it is a party;

                           (iv) when executed and delivered, each of the Loan
                  Documents to which it is a party will be the legal, valid and binding obligation or agreement, as the case may be, of the Borrower and each Subsidiary, enforceable against the Borrower and each Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity);

                  (b) Loan Documents. The execution, delivery and performance by the Borrower of each of the Loan Documents:

                           (i) have been duly authorized by all requisite
                  corporate action (including any required shareholder approval) of the Borrower and its Subsidiaries required for the lawful execution, delivery and performance thereof;

                           (ii) do not violate any provisions of (1) applicable
                  law, rule or regulation, (2) any order of any court or other agency of government binding on the Borrower or any Subsidiary of Borrower, or their respective properties, or (3) the charter documents or by-laws of Borrower or any Subsidiary;

                           (iii) will not be in conflict with, result in a
                  breach of or constitute an event of default, or an event which, with notice or lapse of time, or both, would constitute an event of default, under any indenture, agreement or other instrument to which Borrower or any Subsidiary is a party, or by which the properties or assets of Borrower or any Subsidiary are bound;

                           (iv) will not result in the creation or imposition of
                  any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower or any Subsidiary of Borrower.

                  (c) Solvency. Borrower is Solvent after giving effect to the transactions contemplated by this Agreement and the other Loan Documents.

                  (d) Subsidiaries and Stockholders. Borrower has no Subsidiaries other than those Persons listed as Subsidiaries in
         Schedule 6.01(d) hereto; Schedule 6.01(d) to this Agreement states as of the date hereof the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or equity interest owned by Borrower or by any such Subsidiary; the outstanding shares or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and Borrower and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in Schedule 6.01(d), free and clear of any Lien.

                  (e) Ownership Interests. Borrower owns no interest in any Person other than the Persons listed in Schedule 6.01(d) hereto;

                  (f) Financial Condition. (i) The Borrower has heretofore furnished to each Lender an audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1995 and the notes thereto and the related consolidated statements of income, sources and uses of cash and reconciliation of capital for the Fiscal Year then ended as examined and certified by KPMG Peat Marwick and unaudited interim consolidated financial statements of the Borrower and its Subsidiaries consisting of a consolidated balance sheet and related statement of income, without notes, for and as of the quarter ended March 31, 1996 as certified by an Authorized Representative. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its Subsidiaries as of the end of such Fiscal Year and as of the end of such fiscal quarter and results of its operations and the changes in its equity and cash flow for the Fiscal Year and fiscal quarter then ended, all in conformity with Generally Accepted Accounting Principles applied on a Consistent Basis, except that the interim financial statements have been prepared in accordance with the accounting principles applied, and in the manner used, for the preparation of interim unaudited consolidated financial statements of the Borrower and its Subsidiaries for previous interim fiscal periods and present the consolidated financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the periods then ended. Except as disclosed therein, neither the Borrower nor any Subsidiaries has, as of the date hereof, any known and material direct liability;

                  (ii) since March 31, 1996, there has been no material adverse change in the condition, financial or otherwise, of the Borrower and its Subsidiaries or in the businesses, properties and operations of the Borrower and its Subsidiaries, nor have such businesses or properties, been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God;

                  (iii) except as set forth in the financial statements referred to in Section 6.01(f)(i) or in Schedule 6.01(f) or Schedule 6.01(j) hereto, neither Borrower nor any Subsidiary has incurred, other than in the ordinary course of business, any material indebtedness, obligations, commitments or other liability contingent or otherwise which remain outstanding or unsatisfied;

                  (g) Title to Properties. The Borrower and its Subsidiaries have title to their respective properties, subject to no transfer restrictions or Liens of any kind, except for Liens permitted under
         Section 8.08 hereof;

                  (h) Taxes. The Borrower and its Subsidiaries have filed or caused to be filed all federal, state and local tax returns which are required to be filed by them and except for taxes and assessments being contested in good faith and against which reserves satisfactory to the Borrower's independent certified public accountants have been established, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due;

                  (i) Other Agreements. Neither the Borrower nor any Subsidiary is

                           (i) a party to any judgment, order, decree or any
                  agreement or instrument or subject to restrictions materially adversely affecting the business, properties or assets, operation or condition (financial or otherwise) of the Borrower or of any Subsidiary; or

                           (ii) in default in the performance, observance or
                  fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Borrower or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could have, a material adverse effect on the business, operations or condition, financial or otherwise, of the Borrower or any Subsidiary;

                  (j) Litigation. Except as set forth in Schedule 6.01(j) hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or affecting the Borrower or any Subsidiary or any properties or rights of the Borrower or any Subsidiary, which could reasonably be expected to materially adversely affect the financial condition, business or operations of the Borrower or any Subsidiary;

                  (k) Margin Stock. Neither the Borrower nor any Subsidiary owns any "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 221), of the Board. The proceeds of the borrowings made pursuant to Article II hereof will be used by the Borrower only for the purposes set forth in Section 2.12 hereof. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Loans under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. Neither the Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof;

                  (l) Investment Company. Neither the Borrower nor any Subsidiary is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Section 80a-1, et seq.). The application of the proceeds of the Loans and repayment thereof by the Borrower and the performance by the Borrower of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof;

                  (m) Patents, Etc. The Borrower and its Subsidiaries own or have the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to the conduct of their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade secrets and confidential commercial or proprietary information, trade name, copyright, rights to trade secrets or other proprietary rights of any other Person;

                  (n) No Untrue Statement. Neither this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Borrower in accordance with or pursuant to any Loan Document contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such representation or statement contained therein not misleading in any material respect;

                  (o) No Consents, Etc. Neither the respective businesses or properties of the Borrower or any Subsidiary, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated hereby is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental or other authority or any other Person on the part of the Borrower or any Subsidiary as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by, this Agreement or the other Loan Documents or if so, such consent, approval, authorization, filing, registration or qualification has been obtained or effected, as the case may be;

                  (p) ERISA.

                      (i) None of the employee benefit plans maintained at any time by the Borrower or any Subsidiary or the trusts created thereunder has engaged in a prohibited transaction which could subject any such employee benefit plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code
         Section 4975 or ERISA;

                      (ii) None of the employee benefit plans maintained at any time by the Borrower or any Subsidiary which are employee pension benefit plans and which are subject to Title IV of ERISA or the trusts created thereunder has been terminated so as to result in a material liability of the Borrower under ERISA nor has any such employee benefit plan of the Borrower or any Subsidiary incurred any material liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, other than for required insurance premiums which have been paid or are not yet due and payable; neither the Borrower nor any Subsidiary has withdrawn from or caused a partial withdrawal to occur with respect to any Multi-employer Plan resulting in any assessed and unpaid withdrawal liability; the Borrower and the Subsidiaries have made or provided for all contributions to all such employee pension benefit plans which they maintain and which are required as of the end of the most recent fiscal year under each such plan; neither the Borrower nor any Subsidiary has incurred any accumulated funding deficiency with respect to any such plan, whether or not waived; nor has there been any reportable event, or other event or condition, which presents a material risk of termination of any such employee benefit plan by such Pension Benefit Guaranty Corporation;

                      (iii) The present value of all vested accrued benefits under the employee pension benefit plans which are subject to Title IV of ERISA, maintained by the Borrower or any Subsidiary, did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such employee benefit plans allocable to such benefits;

                      (iv) The consummation of the Loans and the issuance of the Letters of Credit provided for in Article II and
         Article III will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption;

                      (v) To the best of the Borrower's knowledge, each employee pension benefit plan subject to Title IV of ERISA, maintained by the Borrower or any Subsidiary, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other applicable laws, regulations and rules;

                      (vi) There has been no withdrawal liability incurred and unpaid with respect to any Multi-employer Plan to which the Borrower or any Subsidiary is or was a contributor;

                      (vii) As used in this Agreement, the terms "employee benefit plan," "employee pension benefit plan," "accumulated funding deficiency," "reportable event," and "accrued benefits" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Code Section 4975 and ERISA;

                      (viii) Neither the Borrower nor any Subsidiary has any liability not disclosed on any of the financial statements furnished to the Lenders pursuant to Section 7.01(f) hereof, contingent or otherwise, under any plan or program or the equivalent for unfunded post-retirement benefits, including pension, medical and death benefits, which liability would have a material adverse effect on the financial condition of the Borrower or any Subsidiary.

                  (q) No Default. As of the date hereof, there does not exist any Default or Event of Default hereunder;

                  (r) Hazardous Materials. Neither the Borrower nor, to the best of Borrower's knowledge, any previous owner or operator of the Properties or any other Person, has generated, stored, or disposed of any Hazardous Material on any portion of the Properties, or transferred any Hazardous Material from the Properties to any other location, giving rise to any liability of the Borrower or any Subsidiary which would have a materially adverse effect on the Borrower or any Subsidiary. The Borrower and each Subsidiary is in compliance with all applicable environmental laws and the Borrower has not been notified of any action, suit, proceeding or investigation which calls into question compliance by the Borrower or any Subsidiary with any environmental laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material;

                  (s) Material Agreements. The agreements identified on Schedule 6.01(s) hereto are all of the material business agreements to which the Borrower or any Subsidiary is a party or by which any of them is affected. Each Material Agreement is in full force and effect, and the Borrower and its Subsidiaries are in compliance in all material respects with the terms and provisions applicable to them contained in such Material Agreement.

                  (t) RICO. Neither the Borrower nor any Subsidiary is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws;

                  (u) Employment Matters. The Borrower and all Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending or threatened any material litigation, administrative proceeding nor, to the knowledge of the Borrower, any investigation, in respect of such matters;

                  (v) REIT. The Borrower has done all things necessary to qualify as a REIT, has been organized in conformity with the requirements for qualification as a REIT and its method of operation as described in the Registration Statement will permit it to meet the requirements for qualification and taxation as an REIT;

                  (w) Leases. Each of the Leases is in full force and effect and each of Borrower, the lessor under Leases and each Lessee under the Leases is in compliance with all of the terms and conditions of the Leases to which they are a party.

                                  ARTICLE VII

                             Affirmative Covenants

         Until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will and will cause each Subsidiary to:

         7.01 Financial Reports, Etc. (a) as soon as practical and in any event within 90 days after the end of each Fiscal Year of the Borrower, deliver or cause to be delivered to the Agent and each Lender (i) a consolidated balance sheet of the Borrower and its Subsidiaries, and the notes thereto, and the related consolidated statements of income, sources and uses of cash and reconciliation of capital and the respective notes thereto, for such Fiscal Year, setting forth in each case comparative financial statements for the preceding Fiscal Year, all prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis and containing, opinions of KPMG Peat Marwick, or other such independent certified public accountants selected by the Borrower and approved by the Required Lenders, which are unqualified as to the scope of the audit performed and as to the "going concern" status of the Borrower; and (ii) a certificate of an Authorized Representative demonstrating compliance with Sections 8.01, 8.02, 8.03, 8.04, 8.05, 8.06, 8.10,
8.11 and 8.16 of this Agreement, which certificate shall be in the form attached hereto as Exhibit I;

         (b) as soon as practical and in any event within 45 days after the end of each calendar quarter (except the last month of the Fiscal Year), deliver to the Agent and each Lender (i) a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such reporting period, the related consolidated statements of income, sources and uses of cash and reconciliation of capital for such reporting period and for the period from the beginning of the Fiscal Year through the end of such reporting period, accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the end of such reporting period and the results of their operations and the changes in their financial position for such reporting period, such financial statements to be prepared in the manner used and applying accounting principles, for the preparation of interim unaudited financial statements of the Borrower and its Subsidiaries for previous interim fiscal periods, and (ii) containing computations for such quarter comparable to that required pursuant to Section 7.01(a)(ii);

         (c) together with each delivery of the financial statements required by
Section 7.01(a)(i) hereof, deliver to the Agent and each Lender a letter from the Borrower's accountants specified in Section 7.01(a)(i) hereof stating that in performing the audit necessary to render an opinion on the financial statements delivered under
Section 7.01(a)(i), they obtained no knowledge of any Default or Event of Default by the Borrower in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters (which at the date of such statement remains uncured); and if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;

         (d) promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent and each Lender a copy of (i) all regular or special reports or effective registration statements which Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Borrower to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit of the Borrower or any of its Subsidiaries;

         (e) promptly, from time to time, deliver to the Agent and each Lender upon request of the Agent copies of any notices, certificates, financial statements, agreements or other documents delivered to the Borrower by makers of Third Party Notes, Lessees or Guarantors; and

         (f) promptly, from time to time, deliver or cause to be delivered to the Agent and each Lender such other information regarding Borrower's and each Subsidiary's operations, business affairs and financial condition as the Agent or such Lender may reasonably request. The Agent and the Lenders are hereby authorized to deliver a copy of any such financial information delivered hereunder to the Lenders (or any affiliate of any Lender) or to the Agent, to any regulatory authority having jurisdiction over any of the Lenders pursuant to any written request therefor, or, subject to Section 11.01(e) hereof, to any other Person who shall acquire or consider the acquisition of a participation interest in or assignment of any Loan or Letter of Credit permitted by this Agreement.

         7.02 Maintain Properties. Maintain or cause to be maintained all properties necessary to its operations in good working order and condition (ordinary wear and tear excepted) and make all needed repairs, replacements and renewals as are necessary to conduct its business in accordance with customary business practices.

         7.03 Existence, Qualification, Etc. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, trade names, trademarks and permits and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary.

         7.04 Regulations and Taxes. Comply with or contest in good faith all statutes and governmental regulations and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, might become a Lien against any of its properties except liabilities being contested in good faith and against which adequate reserves have been established.

         7.05 Insurance. (i) Keep or cause Lessees to keep all of its insurable properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards as are customarily insured against by similar businesses owning such properties similarly situated, (ii) maintain general public liability insurance at all times with responsible insurance carriers against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions providing no less coverage than that specified in Schedule 7.05 attached hereto, such insurance policies to be in form satisfactory to the Agent, and (iii) maintain insurance under all applicable workers' compensation laws (or in the alternative, maintain required reserves if self-insured for workers' compensation purposes).

         7.06 True Books. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by Generally Accepted Accounting Principles with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

         7.07 Pay Indebtedness to Lenders and Perform Other Covenants. (a) Make full and timely payment of the principal of and interest on the Notes and all other Obligations whether now existing or hereafter arising; and (b) duly comply with all the terms and covenants contained in all Loan Documents and other instruments and documents given to the Agent or the Lenders pursuant hereto or thereto.

         7.08 Right of Inspection. Permit any Person designated by any Lender or the Agent at the Lender's or Agent's expense, as the case may be, to visit and inspect any of the properties, corporate books and financial reports of the Borrower and its Subsidiaries, and to discuss their respective affairs, finances and accounts with their principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice.

         7.09 Observe all Laws. Conform to and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any regulatory authority with respect to the conduct of its business.

         7.10 Covenants Extending to Subsidiaries. Cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of the Borrower in Sections 7.02 through 7.09, inclusive.

         7.11 Officer's Knowledge of Default. Upon any officer of the Borrower obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of the Borrower or any Subsidiary, cause such officer or an Authorized Representative to promptly notify the Agent of the nature thereof, the period of existence thereof, and what action the Borrower proposes to take with respect thereto.

         7.12 Suits or Other Proceedings. Upon an officer of the Borrower obtaining knowledge of any litigation or other proceedings being instituted against the Borrower or any Subsidiary, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any Subsidiary, in an aggregate amount greater than $100,000 not otherwise covered by insurance, promptly deliver to the Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.

         7.13 Environmental Reports. Promptly provide to the Agent true, accurate and complete copies of any and all documents, including reports, submissions, notices, orders, directives, findings and correspondence made by Borrower to the United States Environmental Protection Agency ("EPA"), the United States Occupational Safety and Health Administration ("OSHA") or to any other federal, state or local authority pursuant to any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder which require informational submissions concerning environmental, health or safety matters.

         7.14 Notice of Discharge of Hazardous Material or Environmental Complaint. Give to the Agent immediate written notice of any complaint, order, directive, claim, citation or notice by any governmental authority or any Person to Borrower or any successor with respect to (i) air emissions, (ii) spills, releases or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any properties of Borrower, (iii) noise emissions, (iv) solid or liquid waste disposal, or (v) the use, generation, storage, transportation or disposal of Hazardous Material. Such notices shall include, among other information, the name of the party who filed the claim, the nature of the claim and the actual or potential amount of the claim. Borrower shall promptly comply with its obligations under law with regard to such matters. However, Borrower shall not be obligated to give such notice to the Agent of discharge or existence of any Hazardous Material which occurs legally in accordance with and pursuant to the terms and conditions of a valid governmental permit, license, certificate or approval therefor.

         7.15 Indemnification. The Borrower hereby agrees to defend, indemnify and hold the Agent and the Lenders harmless from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, cleanup costs and reasonable attorneys' fees) arising directly or indirectly from, out of or by reason of the handling, storage, treatment, emission or disposal of any Hazardous Material by or in respect of the Borrower or any Subsidiary or property owned or leased or operated by the Borrower or any Subsidiary. The provisions of this Section 7.15 shall survive repayment of the Obligations, occurrence of the Revolving Credit Termination Date and expiration or termination of this Agreement.

         7.16 Further Assurances. At its cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

         7.17 ERISA Requirement. Comply in all material respects with all requirements of ERISA applicable to it and furnish to the Agent as soon as possible and in any event (i) within thirty (30) days after the Borrower knows or has reason to know that any reportable event with respect to any employee benefit plan maintained by the Borrower or any Subsidiary which could give rise to termination or the imposition of any material tax or penalty has occurred, written statement of an Authorized Representative describing in reasonable detail such reportable event and any action which the Borrower or applicable Subsidiary proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the PBGC or a statement that said notice will be filed with the annual report of the United States Department of Labor with respect to such plan if such filing has been authorized, (ii) promptly after receipt thereof, a copy of any notice that the Borrower or any Subsidiary may receive from the PBGC relating to the intention of the PBGC to terminate any employee benefit plan or plans of the Borrower or any Subsidiary or to appoint a trustee to administer any such plan, and (iii) within 10 days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a plan, a certificate of an Authorized Representative setting forth details as to such failure and the action that the Borrower or its affected Subsidiary, as applicable, proposes to take with respect thereto, together with a copy of such notice given to the PBGC.

         7.18 REIT Status. Do all things required to qualify as and to maintain its status as a REIT.

         7.19 Use of Proceeds. Use the proceeds of the Loans solely for the purposes specified in Section 2.12 hereof.

         7.20 New Subsidiaries. Simultaneously with the acquisition or creation of any Subsidiary, cause to be delivered to the Agent for the benefit of the Lenders each of the following:

                  (i) a Guaranty Agreement in a form acceptable to the Agent pursuant to which such Subsidiary unconditionally guarantees payment of the Obligations;

                  (ii) an opinion of counsel to the Subsidiary dated as of the date of delivery of the Guaranty Agreement provided in the foregoing clause (i) and addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent (which opinion may include assumptions and qualifications of similar effect to those contained in the opinions of counsel delivered pursuant to Section 5.01(b) hereof), to the effect that:

                           (A) such Subsidiary is duly organized, validly
                  existing and in good standing in the jurisdiction of its organization, has the requisite power and authority to own its properties and conduct its business as then owned and then proposed to be conducted and is duly qualified to transact business and is in good standing as a foreign corporation or limited partnership in each other jurisdiction in which the character of the properties owned or leased, or the business carried on by it, requires such qualification;

                           (B) the execution, delivery and performance of the
                  Guaranty Agreement described in clause (i) of this Section
                  7.20 to which such Subsidiary is a signatory has been duly authorized by all requisite corporate or partnership action (including any required shareholder or partner approval), such agreement has been duly executed and delivered and constitutes the valid and binding obligation of such Subsidiary, enforceable against such Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity); and

                 (iii) current copies of the charter documents, including partnership agreements and certificate of limited partnership, if applicable, and bylaws of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such charter documents, bylaws or by applicable laws, of the shareholders or partners) of such Subsidiary authorizing the actions and the execution and delivery of documents described in clause (i) of this Section 7.20 and evidence satisfactory to the Agent (confirmation of the receipt of which will be provided by the Agent to the Lenders) that such Subsidiary is Solvent as of such date and after giving effect to the Guaranty Agreement.

         7.21 Swap Agreements. If at any time the Revolving Credit Debit Balance equals or exceeds $67,000,000 and thereafter continues to exceed $60,000,000 and the three month Eurodollar Rate increases by 1% within a period of twelve months from and after the date the Revolving Credit Debit Balance equals or exceeds $67,000,000 the Borrower will enter into Swap Agreements which protect the Borrower with respect to interest rate fluctuations (in form and substance reasonably acceptable to the Majority Lenders) in a notional amount equal to not less than 50% of the average daily Revolving Credit Debit Balance.

                                  ARTICLE VIII

                               Negative Covenants

         Until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:

         8.01 Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be less than the sum of (A) $152,000,000 at the time of the initial Advance under Section 5.01 plus (B) after the Initial Advance 95% of the proceeds of each sale of equity interest (including those constituting Indebtedness exchangeable, convertible or exercisable into equity interests) in the Borrower or any Subsidiary.

         8.02 Consolidated Interest Coverage Ratio. Permit at any time the Consolidated Interest Coverage Ratio to be 1.50 to 1.00 or less.

         8.03 Consolidated Leverage Ratio. Permit at any time the Consolidated Leverage Ratio to be .60 to 1.00 or greater.

         8.04 Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio to be (i) .55 to 1.00 or greater during the period from the Closing Date through June 30, 1997 and (ii) .50 to 1.00 or greater at all times thereafter.

         8.05 Consolidated Fixed Charge Ratio. Permit at any time the Consolidated Fixed Charge Ratio to be 1.00 to 1.00 or less.

         8.06 Required Coverage Ratio. At all times that the Senior Leverage Ratio is (i) greater than or equal to .50 to 1.00 permit the Required Coverage Ratio to be less than 1.60 to 1.00, or (ii) less than .50 to 1.00 permit the Required Coverage Ratio to be less than 1.50 to 1.00.

         8.07 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, howsoever evidenced, except

                  (i) Indebtedness owed the Agent or the Lenders in connection with this Agreement;

                  (ii) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                  (iii) additional Indebtedness of not to exceed in the aggregate outstanding amount of $1,000,000 incurred to purchase equipment;

                  (iv) secured Non-recourse Indebtedness not exceeding in the aggregate $75,000,000;

                  (v) secured Non-recourse Indebtedness of Capstone of Las Vegas, Ltd. in an outstanding amount of $23,300,000 which Indebtedness shall be paid in accordance with its terms;

                  (vi) existing Subordinated Indebtedness described on Schedule 8.07; and

                 (vii)  additional Subordinated Indebtedness.

         8.08 Liens. Incur, create or permit to exist any pledge, Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its Subsidiaries, other than

                  (i) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Generally Accepted Accounting Principles;

                  (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 120 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Generally Accepted Accounting Principles;

                  (iii) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

                  (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Subsidiary;

                  (v) purchase money Liens to secure Indebtedness permitted under Section 8.07(iii) hereof so long as such Indebtedness is incurred to purchase equipment, the Indebtedness represents not less than 75% of the purchase price of such assets, and no other property other than the property acquired with the proceeds of such Indebtedness secures such Indebtedness; and

                  (vi) Liens on the leasehold interest of Capstone of Las Vegas, Ltd. to secure Indebtedness described in Section 8.07(v); and

                  (vii) Liens securing Indebtedness permitted under Section 8.07
         (iv).

         8.09 Transfer of Assets. Sell, lease, transfer or otherwise dispose of
(i) any assets of the Borrower or its Subsidiaries in any Fiscal Year which assets cost in the aggregate $5,000,000 or more unless Borrower shall have furnished the Agent with a certificate in the form of Exhibit I demonstrating that on a historical basis after giving effect to the sale of such assets for the Four-Quarter Period most recently ended no Default or Event of Default would exist hereunder.

         8.10 Investments; Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities or all or substantially all of the assets, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person; provided, Borrower and its Subsidiaries may maintain investments or invest in or acquire

                  (i) Eligible Securities;

                  (ii) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;

                  (iii) loans and investments described on Schedule 8.10 attached hereto;

                  (iv) loans and investments in Subsidiaries so long as Borrower shall have and such Subsidiary shall immediately fulfill the requirements of Section 7.20;

                  (v) Third Party Loans;

                  (vi) the acquisition of all or substantially all of the assets of a Person if such assets consist of a health care related property and after giving effect to such acquisition no Default or Event of Default exists hereunder; and

                  (vii) loans in an aggregate principal amount not to exceed $1,000,000 to executive officers.

         8.11 Capital Expenditures. Make or permit to be made during any Fiscal Year on a non-cumulative basis (so that any amounts not expended in one Fiscal Year may not be expended in a subsequent Fiscal Year) Capital Expenditures in excess of (i) $3,000,000 with respect to any one Property or a new facility acquired by Borrower and (ii) $20,000,000 in the aggregate; provided, however, that expenditures incurred to acquire new facilities (not connected to or a part of an existing facility or constituting renovations or improvements to a then owned facility) shall not be deemed Capital Expenditures.

         8.12 Merger or Consolidation. (a) Consolidate with or merge into any other Person, or (b) permit any other Person to merge into it, or (c) liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets (other than sales in the ordinary course of business); provided, however, (i) any Subsidiary of the Borrower may merge or transfer all or substantially all of its assets into or consolidate with any wholly-owned Subsidiary of the Borrower, (ii) any Person may merge with the Borrower if the Borrower shall be the survivor thereof and such merger shall not cause, create or result in the occurrence of any Default or Event of Default hereunder and (iii) Required Lenders shall have consented in writing to the merger of any Person, other than a wholly-owned Subsidiary, into Borrower.

         8.13 Transactions with Affiliates. Enter into any transaction after the date hereof, including, without limitation, the purchase, sale, leasing or exchange of property, real or personal, or the rendering of any service, with any Affiliate of the Borrower, except (a) that such Persons may render services to the Borrower or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services and (b) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's (or any Subsidiary's) business consistent with past practice of the Borrower and its Subsidiaries and upon fair and reasonable terms no less favorable to the Borrower (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

         8.14 ERISA. With respect to all employee pension benefit plans maintained by the Borrower or any Subsidiary:

                  (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA;

                  (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject the Borrower or a Subsidiary to a tax or penalty or other liability on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA;

                  (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under the terms of such plan;

                  (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan;

                  (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition, which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a Single Employer Plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation; or

                  (vi) incur any withdrawal liability with respect to any Multi-employer Plan.

         8.15 Fiscal Year.  Change its Fiscal Year.

         8.16 Dissolution, etc. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except in connection with the merger or consolidation of Subsidiaries into each other or into a Borrower permitted pursuant to Section 8.12.

         8.17 Rate Hedging Obligations. Incur any Rate Hedging Obligations or enter into any agreements, arrangements, devices or instruments relating to Rate Hedging Obligations, except in regard to Indebtedness.

         8.18 Leases. Permit at any time weighted average life to the maturity of all the Leases to be less than one year following the Revolving Credit Termination Date.

         8.19 Investment Policies. Except as otherwise permitted by the bylaws of the Borrower, deviate from the investment policies of the Borrower as described in Borrower's Registration Statement.

         8.20 Subordinated Indebtedness. Amend, modify, supplement or otherwise change the provision of any agreement, indenture, debenture, note or other instrument or document containing terms or conditions pursuant to which Subordinated Indebtedness is created or incurred.

         8.21 Negative Pledge. Enter into any agreement, arrangement or understanding, other than this Agreement, limiting the right of the Borrower or any Subsidiary to create any Lien, encumbrance or security interest in or with respect to any of their assets.

                                   ARTICLE IX

                       Events of Default and Acceleration

         9.01 Events of Default. If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

                  (a) if default shall be made in the due and punctual payment of the principal of any Loan or Reimbursement Obligation, when and as the same shall be due and payable whether pursuant to any provision of
         Article II or Article III hereof, at maturity, by acceleration or otherwise; or

                  (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan or of any fees or other amounts payable to the Lenders, the Agent or NationsBank under the Loan Documents on the date on which the same shall be due and payable; or

                  (c) if default shall be made in the performance or observance of any covenant set forth in Sections 7.06, 7.07(a), 7.08, 7.11, 7.18 or Article VIII hereof; or

                  (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a), (b) or (c) above) and such default shall continue for 30 or more days after the earlier of receipt of notice of such default by the Authorized Representative from the Agent or the Borrower becomes aware of such default, or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) or in any instrument or document evidencing or creating any obligation, guaranty, or Lien in favor of the Agent or the Lenders or delivered to the Agent or the Lenders in connection with or pursuant to this Agreement or any of the Obligations, or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Agent), or if without the written consent of the Agent, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Agent); or

                  (e) if a default shall occur, which is not waived, (i) in the payment of any principal, interest, premium or other amounts with respect to any Indebtedness (other than the Loans) of the Borrower or of any Subsidiary, or (ii) in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, and such default shall continue for more than the period of grace, if any, therein specified, or if such default shall permit the holder of any such Indebtedness to accelerate the maturity thereof; or

                  (f) if any representation, warranty or other statement of fact contained herein or any other Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent or any Lender by or on behalf of the Borrower or any Subsidiary pursuant to or in connection with this Agreement or the other Loan Documents, or otherwise, shall be false or misleading in any material respect when given; or

                  (g) if the Borrower or any Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute; or

                  (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Subsidiary or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against the Borrower or any Subsidiary seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any Subsidiary or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against the Borrower or any Subsidiary any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the

         United States of America or any state which proceeding or petition remains undismissed for a period of sixty (60) days; or if the Borrower or any Subsidiary takes any action to indicate its consent to or approval of any such proceeding or petition; or

                  (i) if (i) any judgment where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $100,000 is rendered against the Borrower or any Subsidiary, or (ii) there is any attachment, injunction or execution against any of the Borrower's or any Subsidiary's properties for any amount in excess of $100,000; and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days; or

                  (j) if the Borrower or any Subsidiary shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations material to the conduct of the business of the Borrower or such Subsidiary, taken as a whole; or

                  (k) if (i) the Borrower or any Subsidiary shall engage in any prohibited transaction (as described in Section 8.14(ii) hereof), which is not subject to a statutory or administrative exemption, involving any employee pension benefit plan of the Borrower or any Subsidiary,
         (ii) any accumulated funding deficiency (as referred to in Section 8.14(iv) hereof), whether or not waived, shall exist with respect to any Single Employer Plan, (iii) a reportable event (as referred to in Section 8.14(v) hereof) (other than a reportable event for which the statutory notice requirement to the Pension Benefit Guaranty Corporation has been waived by regulation) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which reportable event or institution or proceedings is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, and in the case of such a reportable event, the continuance of such reportable event shall be unremedied for sixty (60) days after notice of such reportable event pursuant to Section 4043(a), (c) or (d) of ERISA is given, as the case may be, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, and such termination results in a material liability of the Borrower or any Subsidiary to such Single Employer Plan or the Pension Benefit Guaranty Corporation,
         (v) the Borrower or any Subsidiary shall withdraw from a Multi-employer Plan for purposes of Title IV of ERISA, and, as a result of any such withdrawal, the Borrower or any Subsidiary shall incur withdrawal liability to such Multi-employer Plan, or (vi) any other event or condition shall occur or exist; and in each case in clauses (i) through (vi) of this Section 9.01(k), such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any Subsidiary to any tax, penalty or other liabilities, and in each such case the event or condition is not remedied to the satisfaction of the Required Lenders within ninety
         (90) days after the earlier of (i) receipt of notice of such event or condition by the Authorized Representative from the Agent or (ii) the Borrower becomes aware of such event or condition; or

                  (l) if the Borrower or any Subsidiary shall breach any of the terms or conditions of any agreement under which any Rate Hedging Obligation permitted pursuant to Section 8.17 is created and such breach shall continue beyond any grace period, if any, relating thereto pursuant to the terms of such Obligation, or the Borrower or any Subsidiary shall disaffirm or seek to disaffirm any such agreement or any of its obligations thereunder; or

                  (m) if Borrower shall not qualify as of the date of the initial Advance and at all times thereafter as a REIT; or

                  (n) the payment or redemption of or the occurrence of any event giving rise to the right to require payment or redemption of any Subordinated Indebtedness; or

                  (o) if at any time more than 50% of outstanding securities of the Borrower having voting rights in the election of directors (i) is owned by a Person or group of Persons acting together or in concert with one another or (ii) is owned beneficially by five (5) or less Persons;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,

                      (A) either or both of the following actions may be
                  taken: (i) the Agent, with the consent of the Required Lenders, may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Loans or of NationsBank to issue Letters of Credit terminated, whereupon the obligation of each Lender to make further Loans or of NationsBank to make Swing Line Loans or issue Letters of Credit, hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause
                  (g) or (h) above, then the obligation of the Lenders to lend and NationsBank to make Swing Line Loans and to issue Letters of Credit hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders;

                           (B) the Borrower shall, upon demand of the Agent or
                  the Required Lenders, deposit cash with the Agent in accordance with the LC Account Agreement in an amount equal to the amount of any Letters of Credit remaining undrawn or unpaid, as collateral security for the repayment of any future drawings or payments under such Letters of Credit and the Borrower shall forthwith deposit and pay such amounts and such amounts shall be held by the Agent pursuant to the terms of the applicable Application and Agreement for Letter of Credit; and

                           (C) the Agent and the Lenders shall have all of the
                  rights and remedies available under the Loan Documents or under any applicable law.

         9.02 Agent to Act. In case any one or more Events of Default shall occur and not have been waived, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

         9.03 Cumulative Rights. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

         9.04 No Waiver. No course of dealing between the Borrower and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

         9.05 Default. The Agent and the Lenders shall have no right to accelerate any of the Loans upon, or to institute any action or proceeding before any court to realize upon collateral as a result of, the occurrence of any Default which shall not also constitute an Event of Default; provided, however, nothing contained in this sentence shall in any respect impair or adversely affect the right, power and authority of the Agent and the Lenders (i) to take any action expressly required or permitted to be taken under the Loan Documents upon the occurrence of any Default (and including any action or proceeding which the Agent may determine to be necessary or appropriate in furtherance of any such expressly authorized action) and (ii) to take any action provided under the Loan Documents or otherwise available by statute, at law or in equity upon the occurrence of any Default.

         9.06 Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to
Article IX hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder shall be applied by the Agent in the following order:

              (i) amounts due to the Lenders pursuant to Sections 2.09, 3.03, 7.15, 11.05 and 11.11 hereof;

              (ii) amounts due to (A) NationsBank pursuant to Section 3.04 hereof, and (B) the Agent pursuant to Section 10.11 hereof;

              (iii) payments of interest on Loans, Swing Line Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders (with amounts payable in respect of Swing Line Outstandings being included in such calculation and paid to NationsBank);

              (iv) payments of principal on Loans, Swing Line Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders (with amounts payable in respect of Swing Line Outstandings being included in such calculation and paid to NationsBank);

              (v) payment of cash amounts to the Agent in respect of Outstanding Letters of Credit pursuant to Section 9.01(B) hereof;

              (vi) payment of Obligations owed a Lender or Lenders pursuant to Swap Agreements on a pro rata basis according to amounts owed;

              (vii) payments of all other amounts due under this Agreement, if any, to be applied for the ratable benefit of the Lenders; and

                  (viii) any surplus remaining after application as provided for herein, to the Borrowers or otherwise as may be required by applicable law.

                                   ARTICLE X

                                   The Agent

         10.01 Appointment. Each Lender (including NationsBank in its capacity as issuer of the Letters of Credit) hereby irrevocably designates and appoints NationsBank as the Agent of the Lenders under this Agreement, and each of the Lenders hereby irrevocably authorizes NationsBank as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any of the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

         10.02 Attorneys-in-fact. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence, gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         10.03 Limitation on Liability. Neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact shall be liable to the Lenders for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries, or any officer or representative thereof contained in this Agreement or in any of the other Loan Documents, or in any certificate, report, statement or other document referred to or provided for in or received by the Agent under or in connection with this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Loan Documents, or for any failure of the Borrower to perform its obligations thereunder, or for any recitals, statements, representations or warranties made, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any collateral. The Agent shall not be under any obligation to any of the Lenders to ascertain or to inquire as to the observance or performance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Borrower or to inspect the properties, books or records of the Borrower or its Subsidiaries.

         10.04 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent certificate, affidavit, letter, cablegram, telegram, telecopy or telex message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an Assignment and Acceptance shall have been filed with and accepted by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive advice or concurrence of the Lenders or the Required Lenders as provided in this Agreement or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all present and future holders of the Notes.

         10.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender, the Authorized Representative or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders.

         10.06 No Representations. Each Lender expressly acknowledges that neither the Agent nor any of its affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the status and affairs, financial or otherwise, of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its affiliates.

         10.07 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower or its Subsidiaries and without limiting any obligations of the Borrower or any Subsidiary so to do), ratably according to the respective principal amount of the Notes held by them (or, if no Notes are outstanding, ratably in accordance with their respective Applicable Commitment Percentages as then in effect) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other document contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Obligations and the termination of this Agreement.

         10.08 Lender. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though it were not the Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity.

         10.09 Resignation. If the Agent shall resign as Agent under this Agreement, then the Required Lenders may appoint, with the consent, so long as there shall not have occurred and be continuing a Default or Event of Default, of the Borrower, which consent shall not be unreasonably withheld, a successor Agent for the Lenders, which successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof, having a combined surplus and capital of not less than $500,000,000, whereupon such successor Agent shall succeed to the rights, powers and duties of the former Agent and the obligations of the former Agent shall be terminated and canceled, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement; provided, however, that the former Agent's resignation shall not become effective until such successor Agent has been appointed and has succeeded of record to all right, title and interest in any collateral held by the Agent; provided, further, that if the Required Lenders and, if applicable, the Borrower cannot agree as to a successor Agent within ninety (90) days after such resignation, the Agent shall appoint a successor Agent which satisfies the criteria set forth above in this Section 10.09 for a successor Agent and the parties hereto agree to execute whatever documents are necessary to effect such action under this Agreement or any other document executed pursuant to this Agreement; provided, however that in such event all provisions of this Agreement and the Loan Documents, shall remain in full force and effect. After any retiring Agent's resignation hereunder as Agent, the provisions of this
Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         10.10 Sharing of Payments, etc. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, set-off, counterclaim or otherwise, obtain payment with respect to its Obligations (other than pursuant to Article IV) which results in its receiving more than its pro rata share of the aggregate payments with respect to all of the Obligations (other than any payment pursuant to Article IV), then (A) such Lender shall be deemed to have simultaneously purchased from the other Lenders a share in their Obligations so that the amount of the Obligations held by each of the Lenders shall be pro rata and (B) such other adjustments shall be made from time to time as shall be equitable to insure that the Lenders share such payments ratably; provided, however, that for purposes of this Section 10.10 the term "pro rata" shall be determined with respect to both the Revolving Credit Commitment of each Lender and to the Total Revolving Credit Commitments after subtraction in each case of amounts, if any, by which any such Lender has not funded its share of the outstanding Loans and Reimbursement Obligations. If all or any portion of any such excess payment is thereafter recovered from the Lender which received the same, the purchase provided in this Section 10.10 shall be rescinded to the extent of such recovery, without interest. The Borrower expressly consents to the foregoing arrangements and agrees that each Lender so purchasing a portion of the other Lenders' Obligations may exercise all rights of payment (including, without limitation, all rights of set-off, banker's lien or counterclaim) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         10.11 Fees. At such time as there shall be more than one Lender hereunder and at all times thereafter, the Borrower agrees to pay to the Agent, for its individual account, an annual Agent's fee in an amount as agreed to by the Agent and the Borrower, such fee to be paid quarterly in advance commencing on the first day after the date there shall be more than one Lender.

                                   ARTICLE XI

                                 Miscellaneous

         11.01 Assignments and Participations.

         (a) At any time after the Closing Date each Lender may, with the prior consent of the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower, which consents shall not be unreasonably withheld (it being understood that consent may be withheld by the Borrower if such assignment would subject the Borrower to the payment of any additional amounts pursuant to the provisions of Section 4.06 hereof), assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Note payable to its order); provided, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations (including Loans and Participations) under this Agreement, (ii) for each assignment involving the issuance and transfer of a Note, the assigning Lender shall execute an Assignment and Acceptance and the Borrower hereby consents to execute a replacement Note to give effect to the assignment, (iii) the minimum Revolving Credit Commitment which shall be assigned is $5,000,000 (together with which the assigning Lender's applicable portion of Participations and the Letter of Credit Commitment shall also be assigned) and (iv) such assignee shall have an office located in the United States. Upon such execution, delivery, approval and acceptance, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under such Note have been assigned or negotiated to it pursuant to such Assignment and Acceptance have the rights and obligations of a Lender hereunder and a holder of such Note and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder or under such Note have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement. No assignee shall have the right to further assign its rights and obligations pursuant to this Section 11.01. Any Lender who makes an assignment shall pay to the Agent a one-time administrative fee of $2,500.00 which fee shall not be reimbursed by the Borrower.

         (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made under such Assignment and Acceptance without recourse; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements delivered pursuant to Section 6.01(f) or Section 7.01, as the case may be, and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Notes and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and a holder of such Notes.

         (c) The Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it.

         (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, the Agent shall give prompt notice thereof to Borrower.

         (e) Each Lender may sell participations at its expense to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement; provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Lender shall remain the holder of any Note issued to it for the purpose of this Agreement, (iv) such participations shall be in a minimum amount of $1,000,000 and shall include an allocable portion of such Lender's Participation, and (v) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement; provided, that the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such participant prior to such Lender's agreeing to any amendment or waiver of any provisions of this Agreement which would (A) extend the maturity of any Note, (B) reduce the interest rate hereunder, or (C) increase the Revolving Credit Commitment of the Lender granting the participation other than as permitted by Section 2.07, and (vi) the sale of any such participations which require Borrower to file a registration statement with the United States Securities and Exchange Commission or under the securities regulations or laws of any state shall not be permitted.

         (f) Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, any Lender may assign all or any portion of its rights and obligations under the Loan Documents and the Notes to any affiliate of such Lender, and any Lender may pledge all or any portion of its interest under the Loan Documents and the Notes to any Federal Reserve Bank as security for obligations of such Lender to such Federal Reserve Bank, without the consent of the Borrower, the Agent or any other Lender and without the payment of the administrative fee referred to in Section 11.01(a).

         11.02 Notices. Except as provided below, any notice shall be conclusively deemed to have been received by any party hereto and be effective on the day on which delivered to such party (against receipt therefor) at the address set forth below or such other address as such party shall specify to the other parties in writing (or, in the case of telephonic notice or notice by telecopy, telegram or telex (where the receipt of such message is verified by return) expressly provided for hereunder, when received at such telephone, telecopy or telex number as may from time to time be specified in written or verbal notice to the other parties hereto or otherwise received), or if sent prepaid by certified or registered mail return receipt requested on the third Business Day after the day on which mailed, addressed to such party at said address:

                 (a)      if to the Borrower:

                          Capstone Capital Corporation
                          1000 Urban Center Drive, Suite 630
                          Birmingham, Alabama  35242
                          Attention:  John M. McRoberts
                          Telephone:      (205) 967-2092
                          Telefacsimile:  (205) 967-9066

                 (b)      if to the Agent:

                          NationsBank, National Association (South)
                          600 Peachtree Street, N.E., 21st Floor
                          Atlanta, Georgia  30308-2213
                          Attention:  Corporate Finance Department
                          Telephone:       (404) 607-5524
                          Telefacsimile:   (404) 607-6467
                          with a copy to:

                          NationsBank, National Association
                          Independence Center, 15th Floor
                          Charlotte, North Carolina  28255
                          Attention:  Melissa Mullis,
                                      Agency Services
                          Telephone:       (704) 386-9371
                          Telefacsimile:   (704) 386-9923

                 (c) if to NationsBank in its capacity as issuer of the Letters of Credit:

                          NationsBank, National Association (South)
                          715 Peachtree Street, N.E.
                          Atlanta, Georgia  30308
                          Attention:  Letter of Credit Department
                          Telephone:       (404) 607-2321
                          Telefacsimile:   (404) 607-3238

                 (d)      if to the Lenders:

                          At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Acceptance.

         11.03 Setoff. The Borrower agrees that the Agent and each Lender shall have a lien for all the Obligations of the Borrower upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred or assigned to the Agent or such Lender or otherwise in the possession or control of the Agent or such Lender (other than for safekeeping) for any purpose for the account or benefit of the Borrower and including any balance of any deposit account or of any credit of the Borrower with the Agent or such Lender, whether now existing or hereafter established, hereby authorizing the Agent and each Lender at any time or times with or without prior notice to apply such balances or any part thereof to such of the Obligations of the Borrower to the Lenders then past due and in such amounts as they may elect, and whether or not the collateral or the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate. For the purposes of this paragraph, all remittances and property shall be deemed to be in the possession of the Agent or such Lender as soon as the same may be put in transit to it by mail or carrier or by other bailee.

         11.04 Survival. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the expiration of the Letters of Credit and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect so long as any of Obligations remain outstanding or any Lender has any commitment hereunder or the Borrower has continuing obligations hereunder unless otherwise provided herein. Whenever in this Agreement, any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in this Agreement, the Notes and the other Loan Documents shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

         11.05 Expenses. The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable and customary out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, this Agreement or any of the other Loan Documents (including travel expenses relating to closing), and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and customary fees and disbursements of counsel to the Agent, as well as all such expenses and costs arising in connection with any amendment, supplement or modification to this Agreement or any other Loan Documents, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Loan Documents, including without limitation, the reasonable fees and disbursements of their counsel and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, indemnify and hold the Agent and the Lenders harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement or any other Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or any other Loan Documents, and (d) to pay, indemnify, and hold the Agent and the Lenders harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents or in any respect relating to the transactions contemplated hereby or thereby, (all the foregoing, collectively, the "indemnified liabilities"); provided, however, that the Borrower shall have no obligation hereunder with respect to indemnified liabilities arising from (i) the willful misconduct or gross negligence of or the willful breach of the Loan Documents by the party seeking indemnification, (ii) legal proceedings commenced against the Agent or any Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, (iii) any taxes imposed upon the Agent or any Lender other than the documentary, stamp, excise and similar taxes described in clause (c) above or any tax resulting from any

Regulatory Change, which tax would be payable to Lenders by Borrower pursuant to Article IV hereof, (iv) taxes imposed and costs and expenses incurred as a result of a transfer or assignment of any Note, participation or assignment of a portion of its rights or (v) any taxes imposed upon or any costs or expenses incurred by any transferee of any Note. The agreements in this subsection shall survive repayment of the Notes and all other Obligations hereunder and termination of this Agreement.

         11.06 Amendments. No amendment, modification or waiver of any provision of this Agreement or any of the Loan Documents and no consent by the Lenders to any departure therefrom by the Borrower shall be effective unless such amendment, modification or waiver shall be in writing and signed by the Agent, but only upon having received the written consent of the Required Lenders, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing; provided, however, that, no such amendment, modification or waiver

                 (i)  which changes, extends or waives any provision of Section
         10.10 or this Section 11.06, the amount of or the due date of any scheduled installment of or the rate of interest payable on any Obligation or the amount of any fees payable to Lenders, changes the definition of Required Lenders, which permits an assignment by Borrower of its Obligations hereunder, which reduces the required consent of Lenders provided hereunder (other than as provided in Section 4.05 hereof), which increases, decreases or extends the Revolving Credit Commitment of any Lender or which increases or extends the Letter of Credit Facility or which waives any condition to the making of any Loan shall be effective unless in writing and signed by each of the Lenders; provided, however, the Required Lenders may in their sole discretion waive any Default or Event of Default (other than any Event of Default under Section 9.01(a), (b), (g) or (h));

                  (ii) which releases any Subsidiary from its Subsidiary Guaranty shall be effective unless with the written consent of each of the Lenders;

                  (iii) which affects the rights, privileges or obligations of NationsBank as provider of Swing Line Loans and issuer of Letters of Credit, shall be effective unless signed in writing by NationsBank; or

                  (iv) which affects the rights, privileges, immunities or indemnities of the Agent shall be effective unless in writing and signed by the Agent.

Notwithstanding any provision of the other Loan Documents to the contrary, as between the Agent and the Lenders, execution by the Agent shall not be deemed conclusive evidence that the Agent has obtained the written consent of the Required Lenders. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender's or the Agent's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

         11.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

         11.08 Waivers by Borrower. In any litigation in any court with respect to, in connection with, or arising out of this Agreement, the Loans, any of the Notes, any of the other Loan Documents, the Obligations, or any instrument or document delivered pursuant to this Agreement or the other Loan Documents, or the validity, protection, interpretation, collection or enforcement thereof, or any other claim or dispute howsoever arising between the Borrower and the Lenders or the Agent, the Borrower and each Lender and the Agent hereby waive, to the extent permitted by applicable law, trial by jury in connection with any such litigation.

         The Borrower, the Agent and the Lenders believe that, inasmuch as this Agreement and the transactions contemplated hereby have been entered into and consummated outside the State of Alabama, such transactions constitute transactions in interstate commerce, so that neither the Agent nor any of the Lenders is required, solely by entering into this Agreement and consummating the transactions contemplated hereby, to qualify to do business as a foreign corporation within the State of Alabama. Notwithstanding the foregoing, however, the Borrower hereby irrevocably waives all rights that it may have to raise, in any action brought by any of the Lenders or the Agent to enforce the rights of the Lenders and the Agent hereunder or under any of the other Loan Documents, or the obligations of the Borrower hereunder or thereunder, any defense which is based upon the failure of any of the Lenders or the Agent to qualify to do business as a foreign corporation in the State of Alabama, including, but not limited to, any defenses based upon Section 232 of the Alabama Constitution of 1901, Section 10-2B-15.01 of the Code of Alabama
(1975) or Section 40-14-4 of the Code of Alabama (1975), or any successor provision to any thereof. The foregoing waiver is made knowingly and voluntarily and is a material inducement for the Agent and the Lenders to enter into the transactions contemplated by this Agreement or any of the other Loan Documents.

         11.09 Termination. The termination of this Agreement shall not affect any rights of the Borrower, the Lenders or the Agent or any obligation of the Borrower, the Lenders or the Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. The rights granted to the Agent for the benefit of the Lenders hereunder and under the other Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof (other than Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable) or the Borrower has furnished the Lenders and the Agent with an indemnification satisfactory to the Agent and each Lender with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold such Lender harmless for, the amount of such payment surrendered until such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

         11.10 Governing Law. ALL DOCUMENTS EXECUTED PURSUANT TO THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING, WITHOUT LIMITATION, THIS AGREEMENT AND EACH OF THE LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS MADE UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND JUDICIAL DECISIONS OF THE STATE OF GEORGIA. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS OF GEORGIA FOR THE PURPOSES OF RESOLVING DISPUTES HEREUNDER OR FOR THE PURPOSES OF COLLECTION.

         11.11 Indemnification. (a) In consideration of the execution and delivery of this Agreement by the Agent and each Lender and the extension of the Revolving Credit Commitments, the Borrower hereby indemnifies, exonerates and holds the Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan (including any Swing Line Loan) or supported by any Letter of Credit, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the bad faith, gross negligence or willful misconduct of, or willful breach of the Loan Documents by, such Indemnified Party or an officer, co-officer, director, co-director, employee, co-employee, agent or co-agent of such Indemnified Party or a transfer or disposition of a Note by an Indemnified Party, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         (b) If a claim is to be made by a party entitled to indemnification under this Section 11.11 or Section 7.15 against the indemnifying party, the party entitled to such indemnification shall give written notice to the indemnifying party promptly after the party entitled to indemnification receives actual notice of any claim, action, suit, loss, cost, liability, damage or expense incurred or instituted for which the indemnification is sought. If requested by the Borrower in writing, and so long as no Default or Event of Default shall have occurred and be continuing, such indemnitee shall contest the validity, applicability and/or amount of such suit, action, or cause of action to the extent such contest may be conducted in good faith on legally supportable grounds. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity under this Section 11.11, written notice thereof shall be given to the indemnifying party as soon as practicable (and in any event within 15 days after the service of the citation or summons). Notwithstanding the foregoing, the failure so to notify the indemnifying party as provided in this Section 11.11 will relieve indemnifying party from liability hereunder only if and to the extent that such failure results in the forfeiture by the indemnifying party of substantive rights and defenses. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then, so long as no Default or Event of Default shall occur and be continuing, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage counsel of its own choice reasonably acceptable to the indemnified party to handle and defend the same, at the indemnifying party's cost, risk and expense, provided, however, that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. If (i) the engagement of such counsel by the indemnifying party would present a conflict of interest which would prevent such counsel from effectively defending such action on behalf of the indemnified party, (ii) the defendants in, or targets of, any such lawsuit or action include both the indemnified party and indemnifying party, and the indemnified party reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party, (iii) the indemnifying party fails to assume the defense of the lawsuit or action or to employ counsel reasonably satisfactory to such indemnified party, in either case in a timely manner, or (iv) a Default or Event of Default shall occur and be continuing, then such indemnified party may employ separate counsel to represent or defend it in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel, provided, however, that each indemnitee shall endeavor, but shall not be obligated, in connection with any matter covered by this Section 11.11 which also involves other indemnities, to use reasonable efforts to avoid unnecessary duplication of efforts by counsel for all indemnities and provided further, that in no event shall the Borrowers be liable for the fees and expenses of more than one separate firm for the indemnified parties. The indemnified party shall cooperate (with all out of pocket costs and expenses associated therewith to be paid by the indemnifying party) in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost (except as set forth in, and in accordance with, the foregoing sentence), participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the indemnifying party has acknowledged to the indemnified party its obligation to indemnify hereunder, the indemnified party, so long as no Default or Event of Default shall have occurred and be continuing, shall not settle such lawsuit or enforcement action without the prior written consent of the indemnifying party and, if the indemnifying party has not so acknowledged its obligation, the indemnified party shall not settle such lawsuit or enforcement action within 20 days' prior written notice to the indemnifying party.

         11.12 Headings and References. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of this Agreement. Words such as "hereof", "hereunder", "herein" and words of similar import shall refer to this Agreement in its entirety and not to any particular Section or provisions hereof, unless so expressly specified. As used herein, the singular shall include the plural, and the masculine shall include the feminine or a neutral gender, and vice versa, whenever the context requires.

         11.13 Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

         11.14 Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments and other communications between or among the parties, both oral and written, with respect thereto.

         11.15 Agreement Controls. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any term of this Agreement, the terms and provisions of this Agreement shall control.

         11.16 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged under any of the Notes, including all charges or fees in connection therewith deemed in the nature of interest under Georgia law, shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.


                                    CAPSTONE CAPITAL CORPORATION


WITNESS:                            By:  /s/ ANDREW L. KIZER
                                       ---------------------------------
                                    Name:  Andrew L. Kizer
/s/ R. MALLOY McKEITH               Title: Vice President/Secretary/
-------------------------                  Treasurer

/s/ TERRY L. SIAGO
-------------------------

                                    NATIONSBANK, NATIONAL ASSOCIATION
                                    (SOUTH) as Agent for the Lenders
COMMITMENT:
$40,000,000
                                    By:  /s/ CATHERINE S. RHODES
                                       ------------------------------
                                    Name:  Catherine S. Rhodes
                                    Title: Vice President





                                    NATIONSBANK, NATIONAL ASSOCIATION (SOUTH)


                                    By:  /s/ CATHERINE S. RHODES
                                       ------------------------------
                                    Name:  Catherine S. Rhodes
                                    Title: Vice President

                                    Lending Office:
                                    Independence Center, 15th Floor
                                    Charlotte, North Carolina 28255

                                    Wire Transfer Instructions:
                                    NationsBank, National Association (South)
                                    Atlanta, Georgia
                                    ABA# 061000052
                                    Reference: CAPSTONE
                                    Attention:  Melissa Mullis,
                                                Agency Services
                                                Account No.: 136621-010197

                                    AMSOUTH BANK OF ALABAMA
COMMITMENT:
$25,000,000
                                    By:     /s/ WILLIAM P. BAINES
                                       ----------------------------------
                                    Name:  William P. Baines
                                         --------------------------------
                                    Title: Vice President
                                          -------------------------------

                                    Lending Office:
                                    AmSouth Bank of Alabama
                                    1900 5th Avenue
                                    Birmingham, Alabama

                                    Wire Transfer Instructions:
                                    AmSouth Bank of Alabama
                                    Birmingham, Alabama
                                    ABA # 062000019
                                    Reference:  Acct #__________
                                                CAPSTONE
                                    Attention:  Lisa Mann

                                    CREDIT LYONNAIS NEW YORK BRANCH
COMMITMENT:
$25,000,000

                                    By:       /s/ PASCAL POUPELLE
                                       -------------------------------------
                                    Name:  Pascal Poupelle
                                         -----------------------------------
                                    Title: Senior Vice President
                                          ----------------------------------

                                    Lending Office:
                                    Credit Lyonnais New York Branch
                                    1301 Avenue of the Americas
                                    New York, New York  10019

                                    Wire Transfer Instructions:
                                    Credit Lyonnais New York Branch
                                    New York, New York  10019
                                    ABA #0260-0807-3
                                    Account #01-881-792-14000001
                                    Reference: Capstone
                                    Attention: Loan Servicing
                                               ---------------------

                                    NATIONAL CITY BANK, KENTUCKY
COMMITMENT:
$15,000,000
                                    By:  /s/
                                       ----------------------------------
                                    Title: Vice President
                                          -------------------------------

                                    Lending Office:
                                    101 S. Fifth Street, 8th Floor
                                    Louisville, Kentucky  40202

                                    Wire Transfer Instructions:
                                    National City Bank, Kentucky
                                    Louisville, Kentucky
                                    ABA # 0830-0005-6
                                    Reference:  CAPSTONE
                                    Attention:  Sandy Walker

                                    CREDITANSTALT CORPORATE FINANCE, INC.
COMMITMENT:
$15,000,000
                                    By: /s/ SCOTT KRAY
                                       ----------------------------------
                                    Name: Scott Kray
                                         --------------------------------
                                    Title: Senior Associate
                                          -------------------------------

                                    By: /s/ JOSEPH LONGOSZ
                                       ----------------------------------
                                    Name: Joseph Longosz
                                         --------------------------------
                                    Title: Vice President
                                          -------------------------------


                                    Lending Office:
                                     Atlanta, Georgia
                                    ------------------------------

                                    -------------------------------------

                                    Wire Transfer Instructions:
                                     Chemical Bank
                                    -----------------------------
                                     New York, New York
                                    -----------------------------
                                    ABA # 021000128
                                         --------------------
                                    Reference: Creditanstalt, New York
                                              ------------------------
                                    Attention:
                                              -------------------

                                              Account No. 544-7-73095
                                                         -------------

                                    THE BANK OF NOVA SCOTIA
COMMITMENT:
$10,000,000
                                    By: /s/ DANA MALONEY
                                       --------------------------------
                                    Name: Dana Maloney
                                         ------------------------------
                                    Title: Relationship Manager
                                          -----------------------------

                                    Lending Office:
                                    The Bank of Nova Scotia
                                    Atlanta Agency
                                    600 Peachtree Street, N.E.
                                    Suite 2700
                                    Atlanta, Georgia  30308

                                    Wire Transfer Instructions:
                                    The Bank of Nova Scotia
                                    The Bank of Nova Scotia,
                                       New York Agency
                                    ABA # 026002532
                                    For Further Credit to Account
                                       0606634 Atlanta Agency
                                    Attention:  CAPSTONE

                                    FIRST COMMERCIAL BANK
COMMITMENT:
$10,000,000
                                    By: /s/ A TODD BEARD
                                       ----------------------------------
                                    Name: A Todd Beard
                                         --------------------------------
                                    Title: First Vice President
                                          -------------------------------

                                    Lending Office:
                                    First Commercial Bank
                                    2000 A Southbridge Parkway
                                    Birmingham, Alabama  35209

                                    Wire Transfer Instructions:
                                    First Commercial Bank
                                    Birmingham, Alabama
                                    ABA # 062003605
                                    Reference:  CAPSTONE
                                    Attention:  Todd Beard or Paul Fehn

                                    THE SUMITOMO BANK, LIMITED
COMMITMENT:
$10,000,000
                                    By:     /s/ LAUREN P. CARRIGAN
                                       -----------------------------------
                                    Name:  Lauren P. Carrigan
                                         ---------------------------------
                                    Title: Assistant Vice President
                                          --------------------------------

                                    Lending Office:
                                    303 Peachtree Street
                                    Suite 4420
                                    Atlanta, Georgia  30308

                                    Wire Transfer Instructions:
                                    The Sumitomo Bank, Limited
                                    233 S. Wacker Drive, Suite 5400
                                    Chicago, Illinois  60606
                                    ABA # 071001850
                                    Reference:  CAPSTONE
                                    Attention:  Maria Martinez
                                                ---------------
                                                Account No. n/a
                                                            -------------

                                   EXHIBIT A

                       Applicable Commitment Percentages

                                                         Applicable
Lender                         Revolving Credit          Commitment
------                           Commitment              Percentage
                                 ----------              ----------
NationsBank, N.A. (South)      $ 40,000,000            26.666666667%

AmSouth Bank of Alabama          25,000,000            16.666666667%

Credit Lyonnais New York
Branch                           25,000,000            16.666666667%

National City Bank, Kentucky     15,000,000            10.000000000%

Creditanstalt Corporate
Finance, Inc.                    15,000,000            10.000000000%

The Bank of Nova Scotia          10,000,000             6.666666667%

First Commercial Bank            10,000,000             6.666666667%

The Sumitomo Bank, Limited       10,000,000             6.666666667%
                               ------------           -------------

                               $150,000,000                     100%